                                                                     Exhibit 3.5

                              OPERATING AGREEMENT

                                       OF

                  INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC

                              OPERATING AGREEMENT

                                       OF

                  INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC


                               TABLE OF CONTENTS
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SECTION 1.  DEFINITIONS
1.1  Terms Defined in this Section                                        2
1.2  Terms Defined Elsewhere in this Agreement                           11

SECTION 2.  THE COMPANY AND ITS BUSINESS
2.1  Formation                                                           12
2.2  Filing of Certificate of Formation                                  12
2.3  Company Name                                                        12
2.4  Term of the Company                                                 13
2.5  Purposes of the Company                                             13
2.6  Authority of the Company                                            13
2.7  Actions of Company Prior to Closing                                 15
2.8  Scope of Members' Authority                                         16
2.9  Principal Office and Other Offices; Registered Agent                16
2.10  Foreign Qualification                                              16
2.11  Fiscal Year                                                        16
2.12  Addresses of the Members                                           16
2.13  Tax Classification                                                 17

SECTION 3.  COMPANY CAPITAL
3.1  Contributions                                                       17
3.2  Additional Capital Contributions                                    17
3.3  Assumption of Liabilities                                           18
3.4  Return of Contributions                                             18
3.5  Refinancing and Purchase of Senior Debt and Subordinated Debt       18

SECTION 4.  CASH DISTRIBUTIONS
4.1  Distributions Prior to Liquidation                                  26
4.2  Withholding                                                         30
4.3  Redemption                                                          30

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4.4  Certain Remedies                                                    32

SECTION 5.  ALLOCATIONS OF PROFITS AND LOSSES
5.1  Allocations of Net Profit and Net Loss                              33
5.2  Special Provisions Regarding Allocations of Income and Loss         34
5.3  Section 754 Adjustments                                             37
5.4  Allocations for Tax Purposes                                        37
5.5  Allocations Following a Transfer of Membership Interest             38

SECTION 6.  AUTHORITY OF THE MANAGER; OTHER MATTERS AFFECTING
 MANAGER
6.1  Authority of Manager                                                38
6.2  Resignation as Manager                                              38
6.3  Tax Matters Member                                                  39
6.4  Reimbursement of Expenses                                           40

SECTION 7.  STATUS OF MEMBERS
7.1  No Management and Control                                           41
7.2  Limited Liability                                                   41
7.3  Return of Distributions of Capital                                  41
7.4  Specific Limitations                                                41
7.5  Issuance of Membership Interests                                    42

SECTION 8.  MANAGEMENT OF THE COMPANY
8.1  Creation of Management Committee                                    42
8.3  Meetings of the Management Committee                                43
8.4  Procedural Matters                                                  43
8.5  Matters Requiring Approval by the Principals                        44
8.6  Permitted Transactions                                              46
8.7  Other Management Matters                                            47

SECTION 9.  ASSIGNMENT, TRANSFER, OR SALE OF INTERESTS IN THE COMPANY
9.1  Limitations on Transfers                                            47
9.2  Assignee                                                            48
9.3  Substitute Members                                                  49
9.4  Other Consents and Requirements                                     49
9.5  Assignment Not In Compliance                                        50
9.6  Tag-Along and Drag-Along Rights                                     50
9.7  Pledge and Assignment of Interest                                   57
9.8  Condition on Change in Control of the Company                       58
9.9  Substitution of Parent Undertaking                                  58
9.10  Continuing Rights and Privileges                                   59
9.11 Insight's Right to Put Its Interest                                 59
9.12  Treatment of Certain Membership Interests                          60

                                      -ii-
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SECTION 10.  DISSOLUTION AND TERMINATION OF THE COMPANY
10.1  Events of Dissolution                                              60
10.2  Liquidation                                                        61
10.3  Distribution in Kind                                               62
10.4  No Action for Dissolution                                          63
10.5  No Further Claim                                                   63

SECTION 11.  INDEMNIFICATION
11.1  General                                                            63
11.2  Exculpation                                                        64
11.3  Persons Entitled to Indemnity                                      64

SECTION 12.  BOOKS, RECORDS, ACCOUNTING, AND REPORTS
12.1  Books and Records                                                  64
12.2  Delivery to Member and Inspection                                  65
12.3  Annual Statements                                                  65
12.4  Quarterly Financial Statements                                     66
12.5  Monthly Statements                                                 66
12.6  Other Information                                                  67
12.7  Tax Matters                                                        67
12.8  Other Filings                                                      67
12.9  Non-Disclosure                                                     67

SECTION 13.  AMENDMENTS AND WAIVERS
13.1  Amendments to Operating Agreement                                  68
13.2  Waivers                                                            69

SECTION 14.  STATUS OF PRINCIPALS
14.1  Principals Not Members                                             69
14.2  Provisions for the Benefit of Principals                           69
14.3  Assignment or Rights                                               69
14.4  Termination of Rights and Obligations                              69
14.5  Actions by Principals                                              70
14.6  Limited Recourse                                                   70

SECTION 15.  MISCELLANEOUS
15.1  Captions                                                           70
15.2  Pronouns; Singular and Plural Form                                 70
15.3  Further Action                                                     70
15.4  Entire Agreement                                                   71
15.5  Agreement Binding                                                  71
15.6  Equitable Remedies                                                 71

                                     -iii-
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15.7  Notices                                                            71
15.8  Severability                                                       71
15.9  Counterparts                                                       72
15.10  Governing Law                                                     72
15.11  No Third-Party Beneficiaries                                      72

                               OPERATING AGREEMENT

                                       OF

                   INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC

         THIS OPERATING AGREEMENT of INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC is entered into effective as of August 21, 1998, by and among Coaxial Communications of Central Ohio, Inc., an Ohio corporation, Insight Holdings of Ohio, LLC, a Delaware limited liability company, Barry Silverstein, an individual resident of the State of Florida, Dennis McGillicuddy, an individual resident of the State of Florida, and D. Stevens McVoy, an individual resident of the State of Ohio.

                                    RECITALS

         Barry Silverstein is the sole member of Coaxial LLC, a Delaware limited liability company, Dennis McGillicuddy is the sole member of Coaxial DJM LLC, a Delaware limited liability company, and D. Stevens McVoy is the sole member of Coaxial DSM LLC, a Delaware limited liability company. The Shareholders collectively own all the issued and outstanding shares of Central.

         Insight and the Shareholders have entered into certain Management Agreements, providing for the management by Insight of the Shareholders. Through its management of the Shareholders, Insight possesses the right to direct the business and affairs of the Shareholders, subject to certain exceptions.

         Central and Insight desire to enter into this Operating Agreement to provide for the formation and organization of the Company, the allocation of profits and losses, cash flow, and other proceeds of the Company between the Members, the respective rights, obligations, and interests of the Members to each other and to the Company, and certain other matters. Central, Insight, and the Principals further desire to set forth in this Operating Agreement certain agreements and understandings among them concerning the ownership and operation of the Company and Central. The parties intend, therefore, that this Operating Agreement will constitute both a "limited liability company agreement" between the Members for purposes of the Act as well as an agreement among all the parties with respect to the matters set forth herein.

                                    AGREEMENT

         In consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows.


                            SECTION 1. DEFINITIONS

         1.1  Terms Defined in this Section.

         The following terms, as used in this Agreement, have the meanings set forth in this Section:

         "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

         "Adjusted Capital Account" means with respect to either Member, the balance in such Member's Capital Account as of the end of the relevant Fiscal Year, after:

                  (i) crediting to such Capital Account any amounts that such Member is obligated to restore to the Company pursuant to Treasury Regulations
Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                  (ii) debiting from such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5),
and 1.704-1(b)(2)(ii)(d)(6).

         The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition and the definition of "Subsidiary," the term "controls" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The terms "controlled by" and "under common control with" have meanings corresponding to the meaning of "controls."

         "Agreement" means this Operating Agreement, as it may be amended from time to time.

         "Assignee" means a Person that has acquired a beneficial interest in a Membership Interest in accordance with the provisions of Section 9 but has not become a Member in accordance with the provisions of Section 9.3.

         "Borrowers" means, with respect to the Senior Debt, Central and Phoenix Associates, and, with respect to the Subordinated Debt, the Shareholders and Coaxial Financing Corp., a Delaware corporation.

         "Business Day" means any day (other than a day that is a Saturday or Sunday) on which banks are permitted to be open for business in the State of New York.

         "Capital Account" means an account to be maintained for each Member in accordance with the Code, which, subject to any contrary requirements of the Code, shall equal (i) the amount of money contributed by such Member to the Company, if any; (ii) the fair market value without regard to Code Section 7701(g) of property, if any, contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company or the other Member is considered to assume under Code Section 752);
(iii) allocations to such Member of Net Profit pursuant to Section 5; and (iv) other additions made in accordance with the Code; and decreased by (i) the amount of cash distributed to such Member by the Company; (ii) allocations to such Member of Net Loss pursuant to Section 5; (iii) the fair market value without regard to Code Section 7701(g) of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or is considered to take under Code Section 752); and (iv) other deductions made in accordance with the Code. The Members' respective Capital Accounts shall be determined and maintained at all times in accordance with all the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv).

         "Capital Contributions" means, with respect to each Member, the amount of money and the net fair market value of property contributed by such Member to the Company pursuant to this Agreement.

         "Central" means Coaxial Communications of Central Ohio, Inc., an Ohio corporation.

         "Class A Common Interest" means, at any time, any Common Interest owned at such time by Insight.

         "Class B Common Interest" means, at any time, any Common Interest owned at such time by Central.

         "Closing" and "Closing Date" have the meanings assigned to them in the Contribution Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any subsequent federal law of similar import, and, to the extent applicable, the Treasury Regulations.

         "Common Interest" means that portion of the Membership Interest of either Member other than the Preferred A Interest and the Preferred B Interest, including that portion of the Membership Interest of either Member having the rights and privileges specified in this Agreement as pertaining to the Common Interest.

         "Company" means the limited liability company formed by the Members pursuant to this Agreement.

         "Contribution Agreement" means the Contribution Agreement, dated as of June 30, 1998, between Central and Insight Communications Company, L.P. (which assigned its rights and delegated its obligations thereunder to Insight), as amended by amendments thereto dated as of July 15, 1998 and as of August 21, 1998, and as it may hereafter be amended from time to time in accordance with its terms.

         "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be determined in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

         "Discount Notes" means the Senior Discount Notes issued by Coaxial LLC and Coaxial Financing Corp., a Delaware corporation, concurrently with the Closing.

         "Distributable Cash" means, on any Guaranteed Payment Date, Preferred A Distribution Date, or Preferred B Distribution Date, (a) the total amount on such date of the Company's cash, cash equivalents, and other assets, such as marketable securities, that can readily be converted into cash, plus (b) the amount then available to be borrowed by the Company under any existing credit facility the proceeds of which may be used to make distributions to Members, plus (c) the amount of any discretionary capital expenditures made by the Company during the period since the preceding Guaranteed Payment Date, Preferred A Distribution Date, or Preferred B Distribution Date, as applicable, less (d) any portion of such amounts that the Company is then prohibited from distributing to its Members pursuant to Section 18-607(a) of the Act.

         "Fiscal Year" means the Company's fiscal year, as specified in Section 2.11.

         "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the Members;

                  (ii) The Gross Asset Values of all assets of the Company shall be adjusted to equal their respective gross fair market values, as determined by the Management Committee, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property (including cash) as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (A) and (B) above shall be made only if and to the extent that the Manager determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                  (iii) The Gross Asset Value of any asset of the Company distributed to either Member shall be the gross fair market value of such asset on the date of distribution, as agreed to by the Members or, in the absence of an agreement by the Members, as determined by the Management Committee; and

                  (iv) The Gross Asset Value of the assets of the Company shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section

734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 5.3; provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (iv) to the extent that the Management Committee determines that an adjustment pursuant to paragraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (i), (ii), or (iv) of this definition, the Gross Asset Value of such asset shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profit and Net Loss.

         "Insight" means Insight Holdings of Ohio, LLC, a Delaware limited liability company, or any other Person that succeeds to its Membership Interest and is admitted as a Member in accordance with the provisions of this Agreement.

         "Lien" has the meaning specified in the Contribution Agreement.

         "Loan Document" means any agreement or other instrument, including any note or indenture, evidencing all or any part of the Senior Debt or the Subordinated Debt or pursuant to which all or any part of the Senior Debt or the Subordinated Debt exists or is outstanding.

         "Management Committee" means the Management Committee established by
Section 8.

         "Management Return" means, for each Management Return Payment Date (or for the date on which a distribution pursuant to Section 10.2(d)(iii)(D) is made), the product of (x) three percent and (y) the gross revenues received by the Company from services or goods sold to subscribers or other customers of the Company (including subscriber fees, pay channel fees, leased channel fees, installation fees, disconnection fees, launch or incentive fees, and advertising revenue, but excluding extraordinary or non-recurring income, any customer deposits (unless forfeited to the Company), interest, dividends, royalties, and other investment income, and proceeds of the sale of any capital assets or any financing), determined in accordance in generally accepted accounting principles consistently applied, during the period beginning on the preceding Management Return Payment Date (or, in the case of the first Management Return Payment Date, the Closing Date) and ending on the day prior to such Management Return Payment Date (or, in the case of a distribution pursuant to Section 10.2(d)(iii)(D), the date on which such distribution is made).

         "Manager" means Insight, any new Manager appointed as successor to Insight in accordance with the provisions of this Agreement, and, to the extent provided in Section 4.4(b)(ii), a Person designated by the Principals.

         "Member" means Central, Insight, and any other Person who may hereafter become a Member pursuant to this Agreement, but does not include any of the Principals (except to the extent that any of the Principals hereafter becomes a Member pursuant to this Agreement).

         "Membership Interest" means the entire ownership interest of a Member in the Company at any particular time, including all of its rights and obligations hereunder and under the Act, which may include one or more of a Common Interest (which may be designated as a Class A Common Interest or a Class B Common Interest), a Preferred A Interest, or a Preferred B Interest.

         "Net Profit" and "Net Loss" means for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or loss;

                  (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and which are not otherwise taken into account in computing such Net Profit or Net Loss, shall be subtracted from such taxable income or loss;

                  (iii) If the Gross Asset Value of any asset of the Company is adjusted pursuant to paragraph (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

                  (iv) Gain or loss resulting from any disposition of property by the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

                  (vi) Notwithstanding anything to the contrary in the definition of the terms "Net Profit" and "Net Loss," any items that are specially allocated pursuant to Section 5.2 of this Agreement shall not be taken into account in computing Net Profit or Net Loss; and

                  (vii) For purposes of this Agreement, any deduction for a loss on a sale or exchange of property that is disallowed to the Company under Code
Section 267(a)(1) or Code Section 707(b) shall be treated as a Code Section 705(a)(2)(B) expenditure.

         "Nonrecourse Deductions" means losses, deductions, or Code Section 705(a)(2)(B) expenditures attributable to Partnership Nonrecourse Liabilities. The amount of Nonrecourse Deductions shall be determined pursuant to Treasury Regulations Section 1.704-2(c), which provides generally that the amount of Nonrecourse Deductions for a Fiscal Year shall equal the net increase, if any, in Partnership Minimum Gain during that Fiscal Year, reduced (but not below zero) by the aggregate distributions made during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain.

         "Nonrecourse Liability" has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

         "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulations Section 1.704- 2(b)(4), which generally defines "Partner Nonrecourse Debt" as any liability of the Company to the extent such liability is nonrecourse and a Member (or related person) bears the economic risk of loss pursuant to Treasury Regulations Section 1.752-2.

         "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2), which generally defines "Partner Nonrecourse Debt Minimum Gain" as the Partnership Minimum Gain attributable to Partner Nonrecourse Debt. The amount of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

         "Partner Nonrecourse Deductions" means losses, deductions, or Code
Section 705(a)(2)(B) expenditures attributable to Partner Nonrecourse Debt. The amount of Nonrecourse Deductions shall be determined pursuant to Treasury Regulations Section 1.704-2(i)(2), which provides generally that the amount of Partner Nonrecourse Deductions for a Fiscal Year shall equal the net increase, if any, in Partner Nonrecourse Debt Minimum Gain during that Fiscal Year, reduced (but not below zero) by the proceeds of Partner Nonrecourse Debt distributed during the Fiscal Year to the Member bearing the economic risk of loss for such Partner Nonrecourse Debt that are both attributable to such Partner Nonrecourse Debt and allocable to an increase in Partner Nonrecourse Debt Minimum Gain.

         "Partnership Minimum Gain" means the excess of the Partnership Nonrecourse Liabilities over the adjusted tax basis of property securing such Liabilities. The amount of Partnership Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(d), which provides generally that the amount of Partnership Minimum Gain shall be determined by first computing for each Nonrecourse Liability any gain the Company would realize if it disposed of the property subject to that Nonrecourse Liability for no consideration other than full satisfaction of such Nonrecourse Liability, and then aggregating the separately computed gains.

         "Percentage Interest" means, with respect to a Member, the number of Units assigned to the Common Interest of such Member divided by the aggregate number of Units assigned to the Common Interests of both Members.

         "Permitted Liens" has the meaning specified in the Contribution Agreement.

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

         "Person" means an individual, corporation, limited liability company, association, general partnership, limited partnership, limited liability partnership, joint venture, trust, estate, or other entity or organization.

         "Phoenix Associates" means Phoenix Associates, a Florida general partnership.

         "Preferred A Capital Amount" means, at any time, the product of (A) $140,000,000 times (B) the percentage of the Preferred A Interest that as of such time has not been redeemed pursuant to Section 4.3.

         "Preferred B Capital Amount" means, at any time, the product of (A) the sum of (i) $30,000,000 and (ii) the cumulative increases in the Preferred B Capital Amount made pursuant to Section 4.1(a)(iii), times (B) the percentage of the Preferred B Interest that as of such time has not been redeemed pursuant to
Section 4.3.

         "Preferred A Interest" means that portion of the Membership Interest of Central (or any other Person that succeeds to that portion of the Membership Interest of Central) represented by a Capital Account balance of $140,000,000 as of the Closing and having the rights and privileges specified in this Agreement as pertaining to the Preferred A Interest.

         "Preferred B Interest" means that portion of the Membership Interest of Central (or any other Person that succeeds to that portion of the Membership Interest of Central) represented by a Capital Account balance of $30,000,000 as of the Closing and having the rights and privileges specified in this Agreement as pertaining to the Preferred B Interest.

         "Preferred A Preference Amount" means, for each Preferred A Distribution Date (or for the date on which a distribution pursuant to Section 10.2(d)(iii)(B) is made), an amount equal to the excess of (A) the product of
(x) the Preferred A Rate and (y) the Preferred A Capital Amount, computed for the period since the later of the Closing Date or the preceding Preferred A Distribution Date on the basis of a 360-day year of twelve 30-day months, over
(B) with respect to the first Preferred A Distribution Date after the date of this Agreement, a pro rata portion of the Guaranteed Payment Amount, based on the ratio of the number of days between the Closing Date and such date to the number of days between the preceding Guaranteed Payment Date (although prior to the Closing Date) and such date, computed on the basis of a 360-day year of twelve 30-day months, and, with respect to any other Preferred A Distribution Date, the Guaranteed Payment Amount.

         "Preferred B Preference Amount" shall mean, for each Preferred B Distribution Date (or for the date on which a distribution pursuant to Section 10.2(d)(iii)(C) is made), the product of (x) the Preferred B Rate and (y) the Preferred B Capital Amount, computed for the period since the later of the Closing Date or the preceding Preferred B Distribution Date on the basis of a 360-day year of twelve 30-day months.

         "Principals" means Barry Silverstein, Dennis McGillicuddy, and D. Stevens McVoy, and their respective permitted successors and assigns, as provided in Section 14.3.

         "Representative" means an individual appointed pursuant to Section 8 or
Section 4.4(b)(ii) to serve as a representative on the Management Committee.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Senior Debt" means all obligations arising under the Senior Notes and every subsequent amendment, modification, restructuring, extension, renewal, or consolidation of any such obligations, and any obligation incurred in refinancing or replacement of or substitution for any such obligations.

         "Senior Notes" means the obligations of Central and Phoenix Associates, originally incurred under that certain Credit Agreement, dated November 15, 1994, among Central, Phoenix Associates, certain other parties, and the lenders named therein, as amended, as such obligations shall have been restructured in connection with the purchase thereof concurrently with the Closing.

         "Shareholders" means Coaxial LLC, a Delaware limited liability company, Coaxial DJM LLC, a Delaware limited liability company, and Coaxial DSM LLC, a Delaware limited liability company.

         "Subordinated Debt" means all obligations arising under the Discount Notes and the LLC Mirror Notes (as defined in the offering memorandum for the Discount Notes) issued by Coaxial DJM LLC and Coaxial DSM LLC concurrently with the Closing, and every subsequent amendment, modification, restructuring, extension, renewal, or consolidation of any such obligations, and any obligation incurred in refinancing or replacement of or substitution for any such obligations.

         "Subsidiary" means any corporation, limited liability company, general partnership, limited partnership, limited liability partnership, or joint venture controlled by the Company.

         "Tax Matters Member" means the Member designated pursuant to Section
6.3 as the "tax matters partner" of the Company in accordance with Code Section 6231(a)(7).

         "Treasury Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "Unit" means, for purposes of calculating a Member's Percentage Interest, the value assigned to such Member's Common Interest in accordance with the following provisions:

                  (i) in consideration for the Capital Contributions to be made pursuant to Section 3.1(a), there shall be assigned to the Class A Common Interest of Insight, effective on the date of this Agreement, a number of Units equal to the product of 100,000 times a fraction, the numerator of which is the sum of $10,000,000 plus the aggregate amount of any Capital Contributions made by Insight pursuant to Section 2.1(d)(4)(A)(1) of the Contribution Agreement and the denominator of which is $13,333,333;

                  (ii) in consideration for the Capital Contributions to be made pursuant to Section 3.1(a), after giving effect to the issuance to Central of the Preferred A Interest and the Preferred B Interest, there shall be assigned to the Class B Common Interest of Central, effective on the date of this Agreement, a number of Units equal to the product of 100,000 times a fraction, the numerator of which is $3,333,333 minus the aggregate amount of any Capital Contributions described in Section 2.1(d)(4) of the Contribution Agreement for which Central's obligation is canceled pursuant to Section 2.1(d)(4)(B) of the Contribution Agreement and the denominator of which is $13,333,333;

                  (iii) in consideration for any Capital Contribution made by any Person pursuant to Section 2.1(d)(4)(A)(2) of the Contribution Agreement, there shall be assigned to the Common Interest of such Person, effective as of the date of this Agreement, a number of Units equal to the product of 100,000 times a fraction, the numerator of which is the amount of all Capital Contribution made by such Person pursuant to Section 2.1(d)(4)(A)(2) of the Contribution Agreement and the denominator of which is $13,333,333; and

                  (iv) there shall be assigned to any other Common Interest issued pursuant to Section 7.5, including any additional Common Interest issued to Insight or Central, the number of Units required to be assigned to such Common Interest under the terms of its issuance.

         "Voting Interests" means the Preferred A Interest and the Preferred B Interest, collectively, except that, at such time as (1) the Preferred A Interest and the Preferred B Interest both cease to be outstanding, or (2) a Person other than Central owns a majority of the Preferred A Interest and the Preferred B Interest (determined in the manner described in the following sentence), or (3) none of the Principals owns, directly or indirectly, any interest in Central, or (4) Central ceases to be controlled, directly or indirectly, by Insight or any Affiliate of Insight, then "Voting Interests" shall mean the Common Interests. A "majority" of the outstanding Voting Interests means, if the Voting Interests consist of the Preferred A Interest and the Preferred B Interest, any portion of the Preferred A Interest and the Preferred B Interest that together represents a majority of the sum of the Preferred A Capital Amount and the Preferred B Capital Amount that is represented by the total outstanding Preferred A Interest and Preferred B Interest, and, if the Voting Interests consist of the Common Interests, any portion of the Common Interests to which has been assigned a majority of the Units assigned to all the outstanding Common Interests.

         1.2  Terms Defined Elsewhere in this Agreement.

         For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term                                                 Section
----                                                 -------

AMT Liability                                        Section 4.1(e)(iii)
April Distribution                                   Section 4.1(a)(iv)
Capital Default                                      Section 4.4(a)
Central's Appraiser                                  Section 9.6(e)(i)

Term                                                 Section
----                                                 -------

Estimated Tax Distributions                          Section 4.1(a)(iv)
Guaranteed Payment Amount                            Schedule III
Guaranteed Payment Date                              Schedule III
Indemnified Persons                                  Section 11.1
Insight Parent                                       Section 3.5(e)
Insight's Appraiser                                  Section 9.6(e)(i)
Liquidator                                           Section 10.2(b)
Management Return Payment Date                       Schedule III
Offered Asset Purchase Price                         Section 9.6(g)(iii)(B)
Preferred A Distribution Date                        Schedule III
Preferred A Rate                                     Schedule III
Preferred B Distribution Date                        Schedule III
Preferred B PIK Termination Date                     Schedule III
Preferred B Rate                                     Schedule III
Regular Tax Liability                                Section 4.1(e)(ii)
Regulatory Allocations                               Section 5.2(f)
Related Party                                        Section 8.5(b)(i)
Secretary                                            Section 6.3(c)
Secured Party                                        Section 9.7
Tax Amount                                           Section 4.1(e)
Third Appraiser                                      Section 9.6(e)(iii)
Third-Party Purchaser                                Section 9.6(a)
Transfer                                             Section 9.1(a)
Unit Liquidation Amount                              Section 9.6(g)(iii)(A)

                    SECTION 2. THE COMPANY AND ITS BUSINESS

         2.1 Formation.

         The Members agree to form the Company as a limited liability company pursuant to the provisions of the Act. Except as provided in this Agreement, all rights, liabilities, and obligations of the Members, both as between themselves and with respect to Persons not parties to this Agreement, shall be as provided in the Act, and this Agreement shall be construed in accordance with the provisions of the Act. To the extent that the rights or obligations of either Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control, except that neither Member shall be personally liable for obligations of the Company beyond the liability provided in the Act.

         2.2  Filing of Certificate of Formation.

         The Manager has caused a Certificate of Formation conforming with the Act to be filed with the Secretary of State of Delaware. The Manager will cause the Certificate of Formation to be filed or recorded in any other public office where filing or recording is required or advisable. The Members and the Company shall do, and continue to do, all other things that are required or advisable to maintain the Company as a limited liability company existing pursuant to the laws of the State of Delaware.

         2.3  Company Name.

         The name of the Company shall be "Insight Communications of Central Ohio, LLC." The business and operations of the Company may be conducted under that name or any other name or names that the Manager may from time to time select. The Company shall file any assumed name certificates and similar filings, and any amendments thereto, that the Manager considers appropriate or advisable.

         2.4  Term of the Company.

         The term of the Company commenced on the date of the filing of the Certificate of Formation of the Company with the Secretary of State of Delaware and shall continue until the Company is terminated pursuant to Section 10 of this Agreement.

         2.5  Purposes of the Company.

         The purposes of the Company are to do the following, directly or indirectly through interests in one or more Subsidiaries:

                  (a) to engage in the business of acquiring, developing, owning, designing, constructing, maintaining, operating, managing, and selling the cable television systems and other assets to be contributed to the Company by Central pursuant to the Contribution Agreement;

                  (b) to acquire, develop, own, design, construct, maintain, operate, manage, and sell additional cable television systems;

                  (c) to acquire, develop, own, design, construct, maintain, operate, manage, and sell, or invest in, businesses related to and ancillary to those referred to above (including high-speed data service, Internet access, telephony services, and other telecommunications and telephony-related investments or businesses, and video wireless services and wireless communications services and other wireless-related investments or businesses);

                  (d) to conduct other business of the type and character in which cable television operators generally become involved, as the Management Committee may determine;

                  (e) to possess, transfer, mortgage, pledge, or otherwise deal in, and to exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to securities or other assets held or owned by the Company, and to hold securities or assets in the name of a nominee or nominees; and

                  (f) to form and own one or more corporations, trusts, or partnerships (but no entity so formed or owned, while it is a Subsidiary, may do what the Company is prohibited by this Agreement from doing).

         2.6  Authority of the Company.

         The Company shall be empowered and authorized to do all lawful acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes. Without limiting the foregoing, the Company shall be empowered and authorized, for itself or on behalf of any Subsidiary, to the extent necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes, to:

                  (a) construct, operate, maintain, improve, expand, buy, own, sell, convey, assign, mortgage, refinance, rent, or lease real and personal property, which shall be held in the name of the Company or a Subsidiary, as applicable;

                  (b) enter into, perform, and carry out contracts, leases, and agreements of any kind necessary to, in connection with, or incidental to accomplishing the purposes of the Company;

                  (c) operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease real and personal property;

                  (d) sell, exchange, or otherwise dispose of all or any part of the property and assets of the Company or of any Subsidiary for property, cash, or on terms, or any combination thereof;

                  (e) obtain loans, secured and unsecured, for the Company or any Subsidiary and secure the same by mortgaging, assigning for security purposes, pledging, or otherwise hypothecating all or any part of the property and assets of the Company or of any Subsidiary (and in connection therewith to place record title to any such property or assets in the name or names of a nominee or nominees);

                  (f) prepay in whole or in part, refinance, recast, increase, decrease, modify, amend, restate, or extend any such mortgage, security assignment, pledge, or other security instrument, and in connection therewith to execute and deliver, for and on behalf of the Company or any Subsidiary, any extensions, renewals, or modifications thereof, any new mortgage, security assignment, pledge, or other security instrument in lieu thereof;

                  (g) draw, make, accept, endorse, sign, and deliver any notes, drafts, or other negotiable instruments or commercial paper;

                  (h) establish, maintain, and draw upon checking, savings, and other accounts in the name of the Company or any Subsidiary in such banks or other financial institutions as the Manager may from time to time select;

                  (i) employ, fix the compensation of, oversee, and discharge agents and employees of the Company and of any Subsidiary as it shall deem advisable in the operation and management of the business of the Company, including such accountants, attorneys, consultants, engineers, and appraisers, on such terms and for such compensation, as the Manager shall determine;

                  (j) enter into management agreements with third parties pursuant to which the management, supervision, or control of the business or assets of the Company may be delegated to third parties for reasonable compensation;

                  (k) enter into joint ventures, general or limited partnerships, or other agreements relating to the Company's purposes;

                  (l) compromise any claim or liability due to the Company or any Subsidiary;

                  (m) execute, acknowledge, verify, and file any notifications, applications, statements, and other filings that the Manager considers necessary or desirable to be filed with any state or federal securities administrator or commission;

                  (n) execute, acknowledge, verify, and file any and all certificates, documents, and instruments that the Manager considers necessary or desirable to permit the Company or any Subsidiary to conduct business in any state in which the Manager deems advisable;

                  (o)      bring and defend actions in law and equity;

                  (p) to borrow or raise money, and from time to time to issue, accept, endorse, and execute promissory notes, loan agreements, options, stock purchase agreements, contracts, documents, checks, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance, or assignment in trust of, the whole or any part of the property of the Company whether at the time owned or thereafter acquired and to guarantee the obligations of others and to sell, pledge, or otherwise dispose of such bonds or other obligations of the Company for its purposes; and

                  (q) to maintain an office or offices in such place or places as the Manager shall determine and in connection therewith to rent or acquire office space, engage personnel, and do such other acts and things as may be necessary or advisable in connection with the maintenance of such office, and on behalf of and in the name of the Company to pay and incur reasonable expenses and obligations for legal, accounting, investment advisory, consultative, and custodial services, and other reasonable expenses including taxes, travel, insurance, rent, supplies, interest, salaries and wages of employees, and all other reasonable costs and expenses incident to the operation of the Company.

         2.7  Actions of Company Prior to Closing.

         Notwithstanding any other provisions hereof, until the Closing, the sole activities of the Company shall be efforts to obtain the consents and approvals required under the Contribution Agreement, to cooperate in the consummation of the transactions contemplated by the Refinancing Proposals (as defined in the Contribution Agreement), and to otherwise take actions in accordance with the terms of the Contribution Agreement to consummate the transactions contemplated thereby.

         2.8  Scope of Members' Authority.

         Except as otherwise expressly and specifically provided in this Agreement, neither Member shall have any authority to act for, or assume any obligation or responsibility on behalf of, the Company.

         2.9  Principal Office and Other Offices; Registered Agent.

         The address of the Company's registered office that is required to be maintained by the Company in the State of Delaware pursuant to Section 18-104 of the Act shall initially be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the Company's registered agent at such address is The Corporation Trust Company. The principal office of the Company shall be located at 126 E. 56th Street, New York, New York 10022, or at such other place as the Management Committee shall from time to time designate. The Company may maintain any other offices and conduct business at any other places that the Manager deems advisable. The Company may, upon compliance with the applicable provisions of the Act, change its principal office or registered agent from time to time in the discretion of the Management Committee.

         2.10  Foreign Qualification.

         The Manager shall cause the Company to be authorized to conduct business legally in the State of Ohio and all other appropriate jurisdictions, including registration or qualification of the Company as a foreign limited liability company in those jurisdictions that provide for registration or qualification and the filing of a certificate of limited liability company in the appropriate public offices of those jurisdictions that do not provide for registration or qualification.

         2.11  Fiscal Year.

         The Fiscal Year of the Company shall be the calendar year, except that the first Fiscal Year commenced on the date on which the Company was formed under the Act and the last Fiscal Year shall end on the date on which the winding up of the Company is completed. The Company shall have the same Fiscal Year for income tax purposes and for financial and partnership accounting purposes.

         2.12  Addresses of the Members.

         The respective addresses of the Members are set forth on Schedule I.

         2.13  Tax Classification.

         Notwithstanding any other provision of this Agreement, no Member nor any Affiliate of any Member, nor any employee of the Company, may take any action (including the filing of a U.S. Treasury Form 8832 Entity Classification Election) that would cause the Company to be characterized as an entity other than a partnership for federal income tax purposes without the affirmative unanimous consent of the Members and the prior written consent of the Principals, except that this sentence shall not preclude or in any way limit any Person from taking any action that would cause any Affiliate of Insight (other than the Company and any Person more than half of the assets of which consist of direct or indirect equity interests in the Company at the time such action is taken) to be characterized as a corporation for federal income tax purposes. A determination of whether any action would cause the Company to be characterized as an entity other than a partnership for federal income tax purposes will be based upon a declaratory judgment or similar relief obtained from a court of competent jurisdiction, a favorable ruling from the Internal Revenue Service, or the receipt of an opinion of counsel reasonably satisfactory to the Members.

                           SECTION 3. COMPANY CAPITAL

         3.1 Contributions.

                  (a) Contributions Pursuant to Contribution Agreement. At the Closing, or at such later time as provided in Section 2.1(d), Section 8.3(c), and Section 8.3(d) of the Contribution Agreement, and pursuant to the terms of the Contribution Agreement:

                           (i)      Central will contribute or cause to be
contributed to the Company, free and clear of all Liens (other than Permitted Liens), the assets specified in Section 2.1 of the Contribution Agreement (subject only to Assumed Liabilities as specified in the Contribution Agreement) and, if applicable, cash in the amount specified in Section 2.1(d) and Section 8.3(d) of the Contribution Agreement; and

                           (ii)     Insight will contribute or cause to be
contributed to the Company, in cash, the sum of Ten Million Dollars.

                  (b) Fair Market Value of Contributions. The fair market value of the assets contributed to the Company by Central pursuant to Section 3.1(a) shall be as specified in the Contribution Agreement.

         3.2  Additional Capital Contributions.

         There shall be no further assessments for additional Capital Contributions by the Members to the Company.

         3.3  Assumption of Liabilities.

         In accordance with the terms and conditions of the Contribution Agreement, the Company will, at the Closing, assume and undertake to pay, discharge, and perform only those obligations and liabilities of Central and Insight that are specified in Section 4.1 and Section 12.2 of the Contribution Agreement or are otherwise required to be paid by the Company pursuant to
Section 6.4(b).

         3.4  Return of Contributions.

         Except as provided in Section 4.3, neither Member shall have the right to demand a return of all or any part of its Capital Contribution during the term of the Company, and any return of the Capital Contribution of either Member shall be only in accordance with the terms of this Agreement.

         3.5  Refinancing and Purchase of Senior Debt and Subordinated Debt.

                  (a)      Interim Refinancing.

                           (i)      Insight may obtain and submit to Central
and the Principals at any time and from time to time a proposal from a financial institution of nationally recognized standing for the refinancing of the Senior Debt or the Subordinated Debt. In addition, if (A) any portion of the Senior Debt or the Subordinated Debt becomes due and payable before its stated maturity, or (B) the Company fails to make any distributions required by Section 4.1(a)(i), Section 4.1(a)(ii), or Section 4.1(a)(iii) on or before the applicable Guaranteed Payment Date, Preferred A Distribution Date, or Preferred B Distribution Date, or (C) Insight determines that the Company is likely to be unable to make all distributions required by Section 4.1(a)(i), Section 4.1(a)(ii), and Section 4.1(a)(iii) at the next applicable Guaranteed Payment Date, Preferred A Distribution Date, or Preferred B Distribution Date, Insight shall use commercially reasonable efforts to obtain and submit to Central and the Principals either (as elected by Insight in good faith) a proposal from a financial institution of nationally recognized standing for the refinancing of the Senior Debt and the Subordinated Debt or a proposal from the holders of the Senior Debt and the Subordinated Debt to modify the terms thereof in response to the condition described in this sentence.

                           (ii)     After obtaining any proposal pursuant to
Section 3.5(a)(i), Insight may require that the Borrowers refinance or modify the Senior Debt or the Subordinated Debt in accordance with the terms of such proposal, and the parties agree that the Borrowers will comply with such requirement, so long as the terms of the Senior Debt and the Subordinated Debt as it would exist after the consummation of such refinancing or modification (A) would not require any Person or its assets (including assets that may be acquired after such refinancing or modification) to be liable or otherwise responsible for the payment or collection of such Senior Debt or Subordinated Debt, or for the performance of the obligations of any other Person, to a greater extent than such Person or its assets is liable or otherwise responsible under the Senior Debt and the Subordinated Debt as it exists prior to the consummation of such refinancing or modification, (B) would not impose any covenants on any Person other than a Borrower that are not imposed on such Person under the Senior Debt and the Subordinated Debt as it will exist at the Closing, and (C) would not otherwise modify the structure of the Senior Debt or the Subordinated Debt in a manner that is adverse to the Principals.

                           (iii)    If Insight is unable to obtain a proposal
pursuant to Section 3.5(a)(i) to refinance or modify the Senior Debt or the Subordinated Debt on terms that conform with the criteria described in Section 3.5(a)(ii), and the second sentence of Section 3.5(a)(i) does not apply, then the Principals may elect, in their sole discretion, whether the Borrowers will consummate the refinancing or modification of the Senior Debt and the Subordinated Debt on the terms of any proposal obtained by Insight and submitted to Central and the Principals.

                           (iv)     If Insight is unable to obtain a proposal
pursuant to Section 3.5(a)(i) to refinance or modify the Senior Debt or the Subordinated Debt on terms that conform with the criteria described in Section 3.5(a)(ii) and the second sentence of Section 3.5(a)(i) applies, then the Principals shall elect either (A) that the Borrowers will consummate the refinancing or modification of the Senior Debt and the Subordinated Debt on the terms of the proposal, if any, submitted to Central and the Principals, or (B) that the Principals shall sell to Insight or a Person designated by Insight, and Insight or a Person designated by Insight shall purchase from the Principals, for one dollar (plus the Tax Amount that would be distributable to Central on the date of the next scheduled April Distribution, calculated as if the Company's Fiscal Year ended on the closing of such purchase), all of the outstanding membership interests in the Shareholders; provided, however, that
(A) the Principals may not elect to require that Insight or a Person designated by Insight purchase all of the outstanding membership interests in the Shareholders, and the Principals shall be deemed to have elected that the Borrowers will consummate the proposed refinancing or modification, if the conditions specified in Section 3.5(f)(vi) are not satisfied at the time that the Principals make such election, and (B) the Principals shall be deemed to have elected that the Borrowers will consummate the proposed refinancing or modification if the Principals fail to notify Insight of their election within twenty-one days after the delivery to the Principals and their legal counsel of the proposal obtained by Insight pursuant to Section 3.5(a)(i) and any other information concerning the proposed refinancing or modification that the Principals shall have reasonably requested within ten days after their receipt of such proposal. If the Principals elect to require that Insight or a Person designated by Insight purchase all of the outstanding membership interests in the Shareholders, the closing of such purchase shall occur immediately prior to the earlier of (A) the acceleration of the Senior Debt or the Subordinated
Debt as it then exists (if acceleration of the Senior Debt or the Subordinated

Debt shall not have already occurred) or (B) the consummation of the proposed refinancing or modification of the Senior Debt or the Subordinated Debt, and, upon such closing, Insight agrees that it or its designee will accept all of the outstanding membership interests in the Shareholders, provided that neither Insight nor its designee shall thereby acquire any personal liability for either the Senior Debt or the Subordinated Debt.

                           (v)      If either the Senior Debt or the
Subordinated Debt is accelerated, then, regardless whether Insight had the opportunity to obtain a proposal pursuant to Section 3.5(a)(i) to refinance or modify the Senior Debt or the Subordinated Debt, the Principals may elect to sell to Insight or a Person designated by Insight, and Insight or a Person designated by Insight shall purchase from the Principals, for one dollar (plus the Tax Amount that would be distributable to Central on the date of the next scheduled April Distribution, calculated as if the Company's Fiscal Year ended on the closing of such purchase), all of the outstanding membership interests in the Shareholders; provided, however, that the Principals may not elect to require that Insight or a Person designated by Insight purchase all of the outstanding membership interests in the Shareholders if the conditions specified in Section 3.5(f)(vi) are not satisfied at the time that the Principals would otherwise be permitted to make such election. If the Principals elect to require that Insight or a Person designated by Insight purchase all of the outstanding membership interests in the Shareholders, the closing of such purchase shall occur as soon as practicable following such election and, in any event, prior to any redemption of the Preferred A Interest or the Preferred B Interest. Upon such closing, Insight agrees that it or its designee will accept all of the outstanding membership interests in the Shareholders, provided that neither Insight nor its designee shall thereby acquire any personal liability for either the Senior Debt or the Subordinated Debt.

                  (b)      Refinancing at Maturity of Senior Debt.

                           (i)      Prior to the maturity of the Senior Debt,
Insight shall use commercially reasonable efforts to obtain and submit to Central and the Principals a proposal from a financial institution of nationally recognized standing for the refinancing of the Senior Debt at or prior to its maturity. Insight shall use commercially reasonable efforts to obtain such proposal sufficiently in advance of the maturity of the Senior Debt so as to permit the refinancing of the Senior Debt to be consummated at or prior to the maturity of the Senior Debt in a manner consistent with the rights and obligations of the parties under this Section 3.5.

                           (ii) If Insight is able to obtain a proposal pursuant
to Section 3.5(b)(i) to refinance the Senior Debt that (A) would not require any Person or its assets (including assets that may be acquired after such refinancing) to be liable or otherwise responsible for the payment or collection of such Senior Debt, or for the performance of the obligations of any other Person, to a greater extent than such Person or its assets is liable or otherwise responsible under the Senior Debt as it exists prior to the consummation of such refinancing, (B) would not impose any covenants on any Person other than a Borrower that are not imposed on such Person under the Senior Debt as it will exist at the Closing, and (C) would not otherwise modify the structure of the Senior Debt or the Subordinated Debt in a manner that is adverse to the Principals, then (1) the parties agree that the Borrowers will consummate the refinancing of the Senior Debt on the terms of such proposal and
(2) Insight agrees that, if the refinancing contemplated by such proposal is not consummated for any reason (other than inaction by a Principal to which Section 3.5(d) applies) prior to the maturity of the Senior Debt as it exists prior to the consummation of such refinancing, Insight or an Affiliate of Insight will itself refinance the Senior Debt on the terms of such proposal (and such substitution of Insight or its Affiliate as the lender shall not constitute action by Insight or its Affiliate to modify the structure of the Senior Debt or the Subordinated Debt).

                           (iii) If Insight is unable to obtain a proposal to
refinance the Senior Debt on terms that conform with the criteria described in
Section 3.5(b)(ii), then the Principals shall elect either (A) that the Borrowers will consummate the refinancing of the Senior Debt on the terms of the proposal, if any, submitted to Central and the Principals or (B) that the Principals shall sell to Insight or a Person designated by Insight, and Insight or a Person designated by Insight shall purchase from the Principals, for one dollar (plus the Tax Amount that would be distributable to Central on the date of the next scheduled April Distribution, calculated as if the Company's Fiscal Year ended on the closing of such purchase), all of the outstanding membership interests in the Shareholders; provided, however, that (A) the Principals may not elect to require that Insight or a Person designated by Insight purchase all of the outstanding membership interests in the Shareholders, and the Principals shall be deemed to have elected that the Borrowers will consummate the proposed refinancing, if the conditions specified in Section 3.5(f)(vi) are not satisfied at the time that the Principals make such election, and (B) the Principals shall be deemed to have elected that the Borrowers will consummate the proposed refinancing if the Principals fail to notify Insight of their election within twenty-one days after the delivery to the Principals and their legal counsel of the proposal obtained by Insight pursuant to Section 3.5(b)(i) and any other information concerning the proposed refinancing that the Principals shall have reasonably requested within ten days after their receipt of such proposal. If the Principals elect to require that Insight or a Person designated by Insight purchase all of the outstanding membership interests in the Shareholders, the closing of such purchase shall occur immediately prior to the earlier of (A) the maturity of the Senior Debt as it then exists or (B) the consummation of the proposed refinancing of the Senior Debt, and, upon such closing, Insight agrees that it or its designee will accept all of the outstanding membership interests in the Shareholders, provided that neither Insight nor its designee shall thereby acquire any personal liability for either the Senior Debt or the Subordinated Debt.

                           (iv) Upon the refinancing of any Senior Debt pursuant
to this Section 3.5,

including any refinancing pursuant to this Section 3.5(b) (including any such refinancing by Insight or an Affiliate of Insight), the obligations of Insight under this Section 3.5(b) shall again apply upon the maturity of the Senior Debt as it exists after the consummation of such refinancing.

                           (v) The obligations of Insight under this Section
3.5(b) shall terminate upon the earliest of (A) the death of the last to die of Barry Silverstein, Dennis McGillicuddy, and D. Stevens McVoy, (B) the first date on which none of the Principals owns, directly or indirectly, any interest in any of the Borrowers, or (C) the receipt by the Principals of an opinion of their legal counsel that, in its opinion, there are no circumstances under which the refinancing, retirement, satisfaction, or purchase of the Senior Debt, in any manner and on any terms, would increase by more than a de minimis amount the likelihood of those adverse tax consequences to the Principals that were intended to be avoided by the Senior Debt and the Subordinated Debt, as it will exist at the Closing.

                  (c) Funding Purchase of Debt. The Company may make loans to Insight or any Affiliate of Insight for the purpose of funding the acquisition by such Person of any of the outstanding Senior Debt or Subordinated Debt. The proceeds used to make such loans may include the proceeds of the issuance of Membership Interests (subject to the restrictions on the issuance of Membership Interests provided in Section 8.5(b)). The terms of any such loan shall:

                           (i)      provide that all obligations and
liabilities of such Person with respect to such loan shall be secured by all of such Person's interest in the Senior Debt or Subordinated Debt so purchased, and any replacements or proceeds thereof (but such loan shall otherwise be non-recourse to such Person);

                           (ii)     require the payment to the Company, either
as principal, interest, or additional interest, of all amounts received by such Person with respect to the Senior Debt or Subordinated Debt so purchased; and

                           (iii) require that the Person to which the loan is
made, if other than Insight,

remain an Affiliate of Insight.

                  (d) Financing by the Company. If Insight obtains and submits to Central and the Principals a proposal for the refinancing or modification of the Senior Debt or Subordinated Debt pursuant to Section 3.5(a)(i) or Section 3.5(b)(i) and either (1) the terms of the proposed refinancing or modification conform with the criteria described in Section 3.5(a)(ii) or Section 3.5(b)(ii), as applicable, or (2) the Principals expressly agreed that the Borrowers will consummate the refinancing or modification of the Senior Debt and the Subordinated Debt on the terms of such proposal, and, thereafter, any of the Principals fails to take any action reasonably necessary to consummate the refinancing or modification of the Senior Debt and the Subordinated Debt on the terms of such proposal (including executing and delivering any consent, approval, or authority) and fails to cure such failure within ten Business Days after its receipt of written notice from Insight specifying such failure and specifying that Insight believes this Section 3.5(d) applies to such failure, then Insight may cause the Company or any Subsidiary of the Company to incur indebtedness directly, on terms approved by the Management Committee, and use the proceeds of such indebtedness to purchase or repay the Senior Debt or the Subordinated Debt.

                  (e) Other Actions Prohibited. Insight agrees that, except as specifically permitted by this Section 3.5, neither Insight nor any of its Affiliates (including the Company) will take any willful or intentional action in any capacity (including as manager of the Shareholders) that is intended to have, and has, the effect of modifying the structure of the Senior Debt or the Subordinated Debt (such as by imposing any covenants on any Person other than a Borrower that are not imposed on such Person under the Senior Debt or the Subordinated Debt as it will exist at the Closing or agreeing that any Person or its assets would be liable or otherwise responsible for the payment or collection of the Senior Debt or the Subordinated Debt, or for the performance of the obligations of any Borrower, to a greater extent than such Person or its assets is liable or otherwise responsible under the Senior Debt and the Subordinated Debt as then in effect). The Principals and Central agree that any action taken by Insight in connection with its management of the business and operations of the Company, Central, or the Shareholders (whether under this Agreement or under any of the management agreements between the Shareholders and Insight) that does not directly relate to the structure of the Senior Debt or the Subordinated Debt shall not be considered an action that was intended to have the effect of modifying the structure of the Senior Debt or the Subordinated Debt unless Insight, in taking such action, intended that a modification of such structure result from such action. Solely for purposes of this Section 3.5(e), (1) a Person shall not be considered an Affiliate of Insight with respect to any action taken by such Person if neither Insight Parent nor any Person controlling Insight Parent possessed the power, directly or indirectly, to cause such Person to refrain from taking such action, whether through the ownership of voting securities, contractually, or otherwise, and (2) "Insight Parent" means Insight Communications Company, L.P., or, if Insight ceases to be controlled, directly or indirectly, by one or more individuals who, on the date of this Agreement, collectively control Insight, the ultimate parent entity (as determined in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder) of Insight.

                  (f)      Other General Provisions.

                           (i)      The manner of soliciting and obtaining any
refinancing proposal pursuant to this Section 3.5 shall be determined by Insight. The Principals will cooperate, as reasonably requested by Insight, in connection with Insight's efforts to solicit and obtain any refinancing proposal pursuant to this Section 3.5.

                           (ii)     In connection with any refinancing
pursuant to this Section 3.5, the Company shall pay all costs and expenses incurred by any of the Borrowers, any of the Principals, or any of their respective Affiliates in connection with the consummation of such refinancing, including the authorization, preparation, execution, and performance of any agreements or other instruments relating thereto, to the extent such costs and expenses are similar in kind to the costs and expenses that the Company would have incurred in issuing indebtedness similar to the Senior Debt or the Subordinated Debt.

                           (iii) In connection with any refinancing or purchase
of any of the Senior Debt or the Subordinated Debt pursuant to this Section 3.5, Insight and the Principals shall agree to appropriate modifications to the terms of the Preferred A Interest and the Preferred B Interest, to the extent necessary to preserve the reasonable expectations of Insight and the Principals under this Agreement. Any agreement between Insight and the Principals pursuant to this Section 3.5(f)(iii) as to any modification to the terms of the Preferred A Interest and the Preferred B Interest shall be binding on the Members.

                           (iv)     For purposes of this Section 3.5,

                                    (A)     the terms of any refinancing or
modification of the Senior Debt or the Subordinated Debt will be conclusively deemed not to modify the structure of the Senior Debt or the Subordinated Debt in a manner that is adverse to the Principals if, within twenty-one days after the delivery to the Principals and their legal counsel of the applicable refinancing or modification proposal and any other information concerning the proposed refinancing or modification that the Principals shall have reasonably requested within ten days after their receipt of such proposal, the Principals do not receive and deliver to Insight an opinion of the Principals' legal counsel that, in its opinion, consummation of such refinancing or modification on the terms proposed would modify the structure of the Senior Debt or the Subordinated Debt in a manner that would increase by more than a de minimis amount the likelihood of those adverse tax consequences to the Principals that were intended to be avoided by the Senior Debt and the Subordinated Debt, as it will exist at the Closing; and

                                    (B)   the terms of any refinancing or
modification of the Senior Debt or the Subordinated Debt will be conclusively deemed to modify the structure of the Senior Debt or the Subordinated Debt in a manner that is adverse to the Principals if, within twenty-one days after the delivery to the Principals and their legal counsel of the applicable refinancing or modification proposal and any other information concerning the proposed refinancing or modification that the Principals shall have reasonably requested within ten days after their receipt of such proposal, the Principals receive and deliver to Insight an opinion of the Principals' legal counsel that, in its opinion, consummation of such refinancing or modification on the terms proposed would modify the structure of the Senior Debt or the Subordinated Debt in a manner that would increase by more than a de minimis amount the likelihood of those adverse tax consequences to the Principals that were intended to be avoided by the Senior Debt and the Subordinated Debt, as it will exist at the Closing.

                           (v) The Principals agree that any legal counsel from
which the Principals request an opinion described in Section 3.5(f)(iv) will be reasonably satisfactory to Insight.

                           (vi) The Principals may not elect to require that
Insight or a Person designated by Insight purchase all of the outstanding membership interests in the Shareholders pursuant to Section 3.5(a)(iv), Section 3.5(a)(v), or Section 3.5(b)(iii) unless, at the time that the Principals make such election:

                                    (A)   all outstanding stock of Central
shall have been duly and validly issued and shall be fully paid and nonassessable;

                                    (B)    Central shall have no liabilities
other than the Senior Debt, liabilities arising under this Agreement or under any other agreement between Central and the Company, Insight, or any Affiliate of the Company or Insight, liabilities incurred at the direction of Insight, directly or indirectly, through its control over the business and affairs of Central, and other liabilities (such as accrued administrative expenses) that are not significant in amount and for which the Principals agree to indemnify Insight, on terms reasonably satisfactory to Insight;

                                    (C)    Central shall have no assets other
than its equity interest in the Company, contractual rights arising under any of the Loan Documents, this Agreement, and any other agreement between Central and the Company, Insight, or any Affiliate of the Company or Insight, assets acquired at the direction of Insight, directly or indirectly, through its control over the business and affairs of Central, and other assets (such as internal corporate records) that are not significant in amount;

                                    (D)    all of the outstanding shares of
Central shall be free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, and encumbrances of any nature whatsoever, other than liens securing the Senior Debt, the Subordinated Debt, and any other obligations and liabilities arising under the Loan Documents;

                                    (E)   all outstanding membership interests
of the Shareholders shall have been duly and validly issued and shall be fully paid and nonassessable;

                                    (F)   the Shareholders shall have no
liabilities other than the Subordinated Debt, liabilities arising under any agreement between the Shareholders and Central, the Company, Insight, or any Affiliate of the Company or Insight, liabilities incurred at the direction of Insight, directly or indirectly, through its management of the Shareholders, and other liabilities (such as accrued administrative expenses) that are not significant in amount and for which the Principals agree to indemnify Insight, on terms reasonably satisfactory to Insight;

                                    (G)    the Shareholders shall have no assets
other than their equity interests in Central, the LLC Mirror Notes, contractual rights arising under any of the Loan Documents, any agreement between the Shareholders, and Central, the Company, Insight, or any Affiliate of the Company or Insight, assets acquired at the direction of Insight, directly or indirectly, through its management of the Shareholders, and other assets (such as internal corporate records) that are not significant in amount; and

                                    (H)    all of the outstanding membership
interests of the Shareholders shall be free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, and encumbrances of any nature whatsoever, other than liens securing the Senior Debt, the Subordinated Debt, and any other obligations and liabilities arising under the Loan Documents.

                           (vii) If the Principals elect to require that Insight
or a Person designated by Insight purchase all of the outstanding membership interests in the Shareholders pursuant to Section 3.5(a)(iv), Section 3.5(a)(v), or Section 3.5(b)(iii), then (A) the Principals covenant that the conditions specified in Section 3.5(f)(vi) will also be satisfied at the closing of the purchase and sale of all of the outstanding membership interests in the Shareholders, and (B) it shall be a condition to the purchase by Insight or a Person designated by Insight of the outstanding membership interests in the Shareholders that the conditions specified in Section 3.5(f)(vi) will also be satisfied at the closing.

                           (viii) At Insight's request, Central and the
Principals agree to join in making an election under Code Section 338(h)(10) with respect to the deemed purchase and sale of the shares of Central resulting from the purchase and sale of all of the outstanding membership interests in the Shareholders pursuant to Section 3.5(a)(iv), Section 3.5(a)(v), or Section 3.5(b)(iii).

                         SECTION 4. CASH DISTRIBUTIONS

         4.1  Distributions Prior to Liquidation.

                  (a)      Distributions Generally.  Except as provided in
Section 10.2(d), the Company shall make cash distributions as follows:

                           (i)      First, on each Guaranteed Payment Date,
commencing on the first Guaranteed Payment Date after the Closing, so long as the Preferred A Interest is outstanding, the Company shall distribute to the holder of the Preferred A Interest (A) on the first such date, a pro rata portion of the Guaranteed Payment Amount, based on the ratio of the number of days between the Closing Date and such date to the number of days between the preceding Guaranteed Payment Date (although prior to the Closing Date) and such date, computed on the basis of a 360-day year of twelve 30-day months, and (B) on each other such date, the Guaranteed Payment Amount.

                           (ii) Second, on each Preferred A Distribution Date,
commencing on the first Preferred A Distribution Date after the Closing, so long as the Preferred A Interest is outstanding, the Company shall distribute to the holder of the Preferred A Interest the Preferred A Preference Amount.

                           (iii) Third, on each Preferred B Distribution Date,
commencing on the first Preferred B Distribution Date after the Closing, so long as the Preferred B Interest is outstanding, the Company shall distribute to the holder of the Preferred B Interest the Preferred B Preference Amount; provided, however, that on any such Preferred B Distribution Date falling prior to the Preferred B PIK Termination Date, the Company shall, in lieu of making such distribution, accrue such amount, and any such accrued and unpaid amount shall be added to the Preferred B Capital Amount.

                           (iv) Fourth, no less than three days prior to April
15 of each year, the Company shall distribute to each Member holding a Common Interest, the excess of such Member's Tax Amount over the amounts previously distributed to such Member under this Section 4.1(a)(iv), including Estimated Tax Distributions (the "April Distribution"). If the Company's taxable income for any year is increased above the amount used to compute the April Distribution as a result of an adjustment deemed necessary by the Company or as the result of a tax audit, the Company shall distribute to the Members holding the Common Interests such amount as the Management Committee shall determine is appropriate, in its good faith discretion, taking into account the respective additional federal, state, and local tax liability of the Members as a result of such increase and any related penalties and interest. The Company shall also make distributions ("Estimated Tax Distributions") for the payment of taxes at such times as either Member would be required to pay federal estimated taxes in an amount not in excess of the Company's good faith estimate of the Tax Amount for the period to which such estimated taxes relate. Notwithstanding anything to the contrary herein, distributions under this Section 4.1(a)(iv) shall be made in proportion to the Members' Percentage Interests.

                           (v)      Fifth, on each Management Return Payment
Date, commencing on the first Management Return Payment Date after the Closing, the Company shall distribute to the Manager the Management Return.

                           (vi)     Thereafter, at such times and in such
amounts as the Management Committee may determine, to the Members holding Common Interests in proportion to their Percentage Interests.

                  (b)      Late Distributions.

                           (i)      If the Company fails to make any
distribution required to be made pursuant to Section 4.1(a)(i) on or before the applicable Guaranteed Payment Date, then the Guaranteed Payment Amount payable with respect to that Guaranteed Payment Date shall be increased at a rate per year equal to the Preferred A Rate for the number of days from the applicable Guaranteed Payment Date to the date on which the required distribution is actually made.

                           (ii) If the Company fails to make any distribution
required to be made pursuant to Section 4.1(a)(ii) on or before the applicable Preferred A Distribution Date, then the amount to be distributed with respect to that Preferred A Distribution Date shall be increased at a rate per year equal to the Preferred A Rate for the number of days from the applicable Preferred A Distribution Date to the date on which the required distribution is actually made.

                           (iii) If the Company fails to make any distribution
required to be made pursuant to Section 4.1(a)(iii) on or before the applicable Preferred B Distribution Date, then the amount to be distributed with respect to that Preferred B Distribution Date shall be increased at a rate per year equal to the Preferred B Rate for the number of days from the applicable Preferred B Distribution Date to the date on which the required distribution is actually made; provided, however, that this Section 4.1(b)(iii) shall apply only to distributions required to be made on Preferred B Distribution Dates occurring on or after the Preferred B PIK Termination Date.

                           (iv) If the Company fails to make any distribution
required to be made pursuant to Section 4.1(a)(v) on or before the applicable Management Return Payment Date, then the amount to be distributed with respect to that Management Return Payment Date shall bear interest at the Preferred A Rate from that Management Return Payment Date to the date that the required distribution is actually made.

                  (c) Borrowings for Guaranteed Payments. To the extent the Company does not have sufficient cash to make the distribution required to be made pursuant to Section 4.1(a)(i) then, unless the Manager or the Principals object, the Manager shall cause the Company to borrow funds in order to make such distributions in a full and timely manner.

                  (d) Treatment of Guaranteed Payments. The distributions provided for in Section 4.1(a)(i) are required to be made without regard to the income of the Company and shall be treated as guaranteed payments as described in Code Section 707(c). No Member shall take a position inconsistent with such treatment.

                  (e) Determination of Tax Amount. For purposes of Section 4.1(a)(iv), the "Tax Amount" of a Member holding a Common Interest means, the sum of such Member's tax liabilities for all previous Fiscal Years, determined in accordance with, and subject to, the following:

                           (i)      The tax liability of a Member holding a
Common Interest for any Fiscal Year shall be the greater of such Member's Regular Tax Liability or its AMT Liability for such Fiscal Year.

                           (ii)     The "Regular Tax Liability" of a Member
holding a Common Interest for any Fiscal Year shall be determined separately for ordinary income and each character of capital gain income to which separate federal income tax rates may apply, and for each such type of income shall be computed as the product of (A) the excess of (1) the aggregate amount of taxable income (if any) allocated to such Member with respect to its Common Interest in such Fiscal Year over (2) the aggregate amount of taxable losses (if any) allocated to such Member with respect to its Common Interest for all prior Fiscal Years since the beginning of the Company and not previously taken into account for purposes of computing such Member's Tax Amount, and (B) the highest marginal combined federal, state, and local tax rate (taking into count the provisions of Code Section 68) imposed on an individual resident in New York City for income of such type.

                           (iii)    The "AMT Liability" of a Member holding a
Common Interest for any Fiscal Year shall be computed as the product of (A) the aggregate amount of alternative minimum taxable income (if any) allocated to such Member with respect to its Common Interest in such Fiscal Year (less any alternative minimum tax losses allocated to such Member with respect to its Common Interest for all prior Fiscal Years since the beginning of the Company and not previously taken into account for purposes of computing such Member's Tax Amount) and (B) the highest marginal combined federal, state, and local tax rate imposed on the alternative minimum taxable income of an individual resident in New York City (taking into account the lack of deductibility for state and local taxes under the federal alternative minimum tax).

                           (iv)     For purposes of determining a Member's
Regular Tax Liability or AMT Liability, any Member who receives a Common Interest in a transfer with respect to which an election under Code Section 754 has not been made (or is not in effect) shall be deemed to have been allocated any taxable losses or income allocated to the transferor of such Common Interest. For purposes of determining a Member's April Distribution, any Member who receives a Common Interest in a transfer with respect to which an election under Code Section 754 has not been made (or is not in effect) shall be deemed to have received any distributions made pursuant to Section 4.1(a)(iv) to the transferor of such Common Interest.

                           (v)      Notwithstanding anything to the contrary
herein, for purposes of calculating a Member's Tax Amount under this Section 4.1(e), the taxable income or taxable loss (including alternative minimum taxable income and alternative minimum taxable loss) allocated to a Member shall exclude (and no April Distributions or Estimated Tax Distributions shall be made with respect to) (A) gain allocated to any Member with respect to the sale, exchange, or other actual or deemed disposition of any assets contributed to the Company by either Member, (B) gross income allocated to the holder of the Preferred A Interest with respect to distributions made under Section 4.1(a)(i), (C) gross income allocated to the holder of the Preferred A Interest under Section 5.2(h), (D) gross income allocated to the holder of the Preferred B Interest under Section 5.2(i), and
(E) gross income allocated to the Manager under Section 5.2(k).

                  (f) Delaying Distributions. If (i) any default (other than a notification or delivery default) shall have occurred and be continuing under any of the Loan Documents, or if Insight in good faith determines that such a default under any of the Loan Documents is reasonably likely to occur, and (ii) Insight determines in good faith that, as a result of such existing or anticipated default, it would be in the best interests of the Company for the Company not to make any distribution required pursuant to Section 4.1(a)(i),
Section 4.1(a)(ii), or Section 4.1(a)(iii), and (iii) Insight notifies the Principals in writing that it has made such determination, then Insight may cause the Company not to make such distribution until such time as Insight shall have determined that it is no longer in the best interests of the Company for the Company not to make such distribution. To the extent, but only for so long as, Insight is authorized by this Section 4.1(f) to cause the Company not to make such distribution, then (i) neither Insight nor the Company shall have any liability to the holder of the Preferred A Interest or the holder of the Preferred B Interest as a result of the Company's failure to make any distribution required pursuant to Section 4.1(a)(i), Section 4.1(a)(ii), or
Section 4.1(a)(iii), and (ii) the Company's failure to make such distribution shall not constitute a Capital Default. The provisions of Section 4.1(b) shall apply to the Company's failure to make any distribution required pursuant to
Section 4.1(a)(i), Section 4.1(a)(ii), or Section 4.1(a)(iii) notwithstanding Insight's rights under this Section 4.1(f) to cause the Company not to make any such distribution.

         4.2  Withholding.

         All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Company or the Members shall be treated as amounts distributed to Members pursuant to
Section 4 for all purposes of this Agreement.

         4.3  Redemption.

                  (a)      Redemption of Preferred B Interest.

                           (i)      Subject to Section 4.3(a)(iv), the Company
shall redeem the Preferred B Interest in full on the tenth anniversary of the Closing Date. Subject to Section 4.3(a)(iv), the Company shall redeem the Preferred B Interest in full if (A) the Discount Notes shall have been accelerated, (B) the holders of the Discount Notes shall have commenced the enforcement of any remedies available to them under any agreement under which shares of Central and the LLC Mirror Notes (as defined in the offering memorandum for the Discount Notes) are pledged as security for the Discount Notes, (C) at least ten days shall have elapsed since the maturity or acceleration of the Discount Notes, and (D) the holders of the Discount Notes, acting on their own behalf or through the trustee of the Discount Notes, shall have requested redemption of the Preferred B Interest in accordance with the provisions of any agreement under which shares of Central and the LLC Mirror

Notes (as defined in the offering memorandum for the Discount Notes) are pledged as security for the Discount Notes.

                           (ii)     The Company may redeem the Preferred B
Interest, in whole or in part, at any time at its option if (A) the Principals shall have received an opinion of their legal counsel that the redemption of the Preferred B Interest would not, in its opinion, increase by more than a de minimis amount the likelihood of those adverse tax consequences to the Principals that were intended to be avoided by the Senior Debt and the Subordinated Debt, as it will exist at the Closing, and (B) the Borrowers would be permitted under the Loan Documents to use the proceeds of the redemption of the Preferred B Interest to repay or purchase the Subordinated Debt.

                           (iii)    Except as expressly provided in this Section
4.3(a), the Company may not redeem the Preferred B Interest, in whole or in part, without the consent of the Principals.

                           (iv)     Notwithstanding Section 4.3(a)(i), the
Company shall not redeem the Preferred B Interest if the Company is required to redeem the Preferred A Interest pursuant to Section 4.3(b)(i) and has not yet done so.

                           (v)      If the Company redeems all or part of the
Preferred B Interest pursuant to this Section 4.3(a), the redemption price shall equal the sum of (A) the amount that would be distributed to the holder of the Preferred B Interest with respect to the redeemed portion of the Preferred B Interest pursuant to Section 10.2(d)(iii)(C) upon dissolution and liquidation of the Company, assuming that the distribution pursuant to Section 10.2(d)(iii)(C) was made on the date of such redemption and that the proceeds of the liquidation of the Company were sufficient to permit the Company to make the full distribution provided for in Section 10.2(d)(iii)(C), plus (B) the amount of any premium required to be paid by the Borrowers to the holders of the Subordinated Debt in connection with the Borrowers' use of the proceeds of the redemption of the Preferred B Interest to repay or purchase the Subordinated Debt.

                  (b)      Redemption of Preferred A Interest.

                           (i)      The Company shall redeem the Preferred A
Interest in full if (A) the Senior Notes shall be payable in full (either upon reaching their stated maturity or upon their acceleration), (B) the holders of the Senior Notes shall have commenced the enforcement of any remedies available to them under any agreement under which the Preferred A Interest is pledged as security for the Senior Notes, (C) at least ten days shall have elapsed since the maturity or acceleration of the Senior Notes, and (D) the holders of the Senior Notes, acting on their own behalf or through the trustee of the Senior Notes, shall have requested redemption of the Preferred A Interest in accordance with the provisions of any agreement under which the Preferred A Interest is pledged as security for the Senior Notes.

                           (ii)     The Company may redeem the Preferred A
Interest, in whole or in part, at any time at its option if (A) the Principals shall have received an opinion of their legal counsel that the redemption of the Preferred A Interest would not, in its opinion, increase by more than a de minimis amount the likelihood of those adverse tax consequences to the Principals that were intended to be avoided by the Senior Debt and the Subordinated Debt, as it will exist at the Closing, and (B) the Borrowers would be permitted under the Loan Documents to use the proceeds of the redemption of the Preferred A Interest to repay or purchase the Senior Debt.

                           (iii)    Except as expressly provided in this Section
4.3(b), the Company may not redeem the Preferred A Interest, in whole or in part, without the consent of the Principals.

                           (iv) If the Company redeems all or part of the
Preferred A Interest pursuant to this Section 4.3(b), the redemption price shall equal the sum of (A) the amount that would be distributed to the holder of the Preferred A Interest with respect to the redeemed portion of the Preferred A Interest pursuant to Section 10.2(d)(iii)(A) and Section 10.2(d)(iii)(B) upon dissolution and liquidation of the Company, assuming that the distributions pursuant to Section 10.2(d)(iii)(A) and Section 10.2(d)(iii)(B) were made on the date of such redemption and that the proceeds of the liquidation of the Company were sufficient to permit the Company to make the full distributions provided for in Section 10.2(d)(iii)(A) and Section 10.2(d)(iii)(B), plus (B) the amount of any premium required to be paid by the Borrowers to the holders of the Senior Debt in connection with the Borrowers' use of the proceeds of the redemption of the Preferred A Interest to repay or purchase the Senior Debt.

         4.4  Certain Remedies.

                  (a)      As used in this Agreement, a "Capital Default" means:

                           (i)      Except as provided in Section 4.1(f), the
failure of the Company to make any distribution required pursuant to Section 4.1(a)(i), Section 4.1(a)(ii), or Section 4.1(a)(iii) on or before the applicable Guaranteed Payment Date, Preferred A Distribution Date, or Preferred B Distribution Date (other than a distribution pursuant to Section 4.1(a)(iii) required to be made before the Preferred B PIK Termination Date), if on such date the Company had Distributable Cash (taking into account any other distributions pursuant to Section 4.1(a)(i), Section 4.1(a)(ii), or Section 4.1(a)(iii) that were made on such date and after giving effect to any borrowings pursuant to Section 4.1(c)), in an amount at least equal to the entire amount of such distribution; provided, however, that the failure to make any such distribution shall not constitute a Capital Default (A) if a Person designated by the Principals shall have become an additional Manager pursuant to
Section 4.4(b)(ii) and such Person shall have had the power to cause such distribution to be made or (B) to the extent such distribution would violate any covenant contained in any agreement or other instrument, including any note or indenture, evidencing any indebtedness of the Company to a Person that is not an Affiliate of either Member or pursuant to which any such indebtedness of the Company exists or is outstanding; or

                           (ii)     The redemption of the Preferred A Interest
or the Preferred B Interest in violation of Section 4.3; provided, however, that such redemption shall not constitute a Capital Default if a Person designated by the Principals shall have become an additional Manager pursuant to Section 4.4(b)(ii) and such Person shall have caused such redemption to occur; or

                           (iii)    The willful and intentional breach by
Insight of any of its obligations under Section 3.5.

                  (b)      Upon the occurrence of a Capital Default:

                           (i)      Insight shall indemnify, defend, and hold
harmless Central, each other Borrower, and each of the Principals, from any liability, loss, or damage incurred by any such Person, including costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amounts expended in the settlement of any claims of liability, loss, or damage, and including any tax liabilities incurred as a result of the receipt of any indemnification payment under this Section 4.4(b)(i), that either (A) arise out of or result from such Capital Default or (B) to the extent such Capital Default consists of an action taken to modify the structure of the Senior Debt or the Subordinated Debt, arise out of or result from any failure of the Senior Debt and the Subordinated Debt to prevent those adverse tax consequences to the Principals that were intended to be avoided by the Senior Debt and the Subordinated Debt, as it will exist at the Closing. Insight acknowledges and agrees that any Capital Default could result in significant tax liabilities being incurred by the Principals, and that such tax liabilities are included in the possible damages for which the Principals would be entitled to indemnity under this Section 4.4(b)(i).

                           (ii)     Subject to the receipt of any required
consents, approvals, waivers, or authorizations of governmental authorities, (A) the number of Representatives constituting the Management Committee shall be increased to six, three of which shall be appointed by holders of a majority of the outstanding Voting Interests and three of which shall be appointed by the Principals, and (B) a Person designated by the Principals shall become an additional Manager of the Company and shall have the authority to exercise, to the same extent as Insight, all powers designated in this Agreement as powers of the Manager or delegated to the Manager by the Management Committee, including the power to cause distributions to be made to the Members in accordance with
Section 4.1(a)(i), Section 4.1(a)(ii), and Section 4.1(a)(iii) or to cause the Preferred A Interest or the Preferred B Interest to be redeemed pursuant to
Section 4.3.

                  SECTION 5. ALLOCATIONS OF PROFITS AND LOSSES

         5.1  Allocations of Net Profit and Net Loss.

                  (a) Allocations of Net Profit. For purposes of maintaining Capital Accounts, except as otherwise provided in this Agreement, Net Profit for each taxable year (or portion thereof) shall be allocated to the Members as follows:

                           (i)      First, to the Members to reverse any
allocations of Net Losses to the Members pursuant to Section 5.1(b)(iii) and
Section 5.1(b)(ii) (in reverse order to the order in which such Net Losses were allocated to the Members) to the extent not previously reversed under this
Section 5.1(a)(i); and

                           (ii)     Thereafter, to the Members holding Common
Interests in proportion to their Percentage Interests.

                  (b) Allocations of Net Loss. Net Loss for each taxable year (or portion thereof) shall be allocated to the Members as follows:

                           (i)      First, to the Members in proportion to
their Percentage Interests; provided, however, that no allocation pursuant to this Section 5.1(b)(i) shall reduce a Member's Adjusted Capital Account balance below zero;

                           (ii)     Second, to the Members in proportion to
their positive Adjusted Capital Account balances until each Member's Adjusted Capital Account balance is at zero; and

                           (iii)    Thereafter, to all Members in proportion to
their Percentage Interests.

         5.2  Special Provisions Regarding Allocations of Income and Loss.

         The following special allocations for purposes of maintaining Capital Accounts shall be made in the following order:

                  (a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 5, if there is a net decrease in Partnership Minimum Gain for any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and if necessary for succeeding Fiscal Years) in an amount equal to such Member's share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations made pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items of Company income and gain to be allocated pursuant to this Section 5.2(a) shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and Treasury Regulations Section 1.704-2(j)(2). The amount of Partnership Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(d). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

                  (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 5 except Section 5.2(a), if during any Fiscal Year there is a net decrease in Partner Nonrecourse Debt Minimum Gain, each Member that has a share of that Partner Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of such Fiscal Year shall be allocated items of Company income and gain for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to that Member's share of the net decrease in the Partner Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(i)(4)). Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items of Company income and gain to be allocated pursuant to this Section 5.2(b) shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and Treasury Regulations Section

1.704-2(j)(2). The amount of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(3). This
Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                  (c) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated between the Members in proportion to their Percentage Interests.

                  (d) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member that bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

                  (e) Qualified Income Offset. If either Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704- 1(b)(2)(ii)(d)(5), or
1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account of such Member as quickly as possible; provided, however, that an allocation pursuant to this Section 5.2(e) shall be made if and only to the extent that such Member would have an Adjusted Capital Account after all other allocations provided for in this Section 5 have been tentatively made as if this Section 5.2(e) were not in this Agreement.

                  (f) Curative Allocations. The allocations set forth in the foregoing provisions of this Section 5.2 (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.2. Therefore, notwithstanding any other provision of this Section 5 (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner that the Management Committee determines is appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not in this Agreement. In exercising its discretion under this Section 5.2(f), the Management Committee shall take into account future Regulatory Allocations under Section 5.2(a) and
Section 5.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 5.2(c) and Section 5.2(d).

                  (g) Recharacterization of Payments. If any payments or expenses deducted for federal income tax purposes by a Member are recharacterized by a final determination of the Internal Revenue Service as nondeductible contributions to the Company, any corresponding items of loss or deduction available to the Company shall be allocated to such Member so that, to the extent possible, such Member has the same tax consequences as it would have had if such payments or expenses had been deductible by such Member.

                  (h) Allocations with Respect to Preferred A Interest. There shall be allocated to the holder of the Preferred A Interest an amount of gross income of the Company for any taxable year equal to the cumulative distributions made with respect to the Preferred A Interest pursuant to Section 4.1(a)(ii) (including any late payments on such distributions pursuant to Section 4.1(b)(ii)) in such taxable year.

                  (i) Allocations with Respect to Preferred B Interest. There shall be allocated to the holder of the Preferred B Interest an amount of gross income of the Company for any taxable year equal to the sum of (A) cumulative distributions made with respect to the Preferred B Interest pursuant to Section 4.1(a)(iii) (including any late payments on such distributions pursuant to Section 4.1(b)(iii)) in such taxable year and (B) the cumulative amount of increases in the Preferred B Capital Amount pursuant to Section 4.1(a)(iii) occurring during such taxable year.

                  (j)      Allocations to Central.

                           (i)      There shall be allocated to Central an
amount of gross income of the Company for any taxable year equal to $513,400 (pro-rated for any taxable year having less than 365 days), but only to the extent that the cumulative allocations made under this Section 5.2(j)(i) (in all taxable years) do not exceed $4,107,200.

                           (ii)     There shall be allocated to Central an
amount of gross income of the Company for any taxable year equal to $161,300 (pro-rated for any taxable year having less than 365 days), but only to the extent that the cumulative allocations made under this Section 5.2(j)(ii) (in all taxable years) do not exceed $1,613,000.

                  (k) Allocations to Manager. There shall be allocated to the Manager an amount of gross income of the Company for any taxable year equal to the cumulative distributions made to the Manager pursuant to Section 4.1(a)(v) during such taxable year.

                  (l) Amortization Deductions Attributable to Certain Intangible Assets. Amortization deductions attributable to intangible assets contributed to the Company by Central that have an initial Gross Asset Value in excess of initial adjusted basis for federal income tax purposes shall be allocated as follows: (i) in any taxable year, amortization deductions equal to the amortization deductions for income tax purposes available with respect to such assets shall be allocated to Insight, (ii) in any taxable year, amortization deductions in excess of amortization deductions for income tax purposes shall be allocated to Central, provided that the cumulative allocations made to Central under this clause shall not exceed the initial Gross Asset Value of such assets reduced by $30 million, provided further that no allocation pursuant to this clause shall reduce Central's Adjusted Capital Account balance below zero, (iii) thereafter, all amortization deductions in respect of such assets shall be allocated to Insight, provided that no allocation pursuant to this clause shall reduce Insight's Adjusted Capital Account balance below zero, and (iv) any remaining amortization deductions available with respect to such assets shall be allocated to Central to the extent of Central's positive Adjusted Capital Account balance and thereafter to the Members in accordance with their Percentage Interests. Any "book-up" or recapture of the amortization deductions described in the preceding sentence shall be allocated to the Member to which the previously claimed deduction was allocated.

                  (m) Allocations Upon Liquidation. Notwithstanding anything to the contrary herein, upon a liquidation of the Company, allocations of Net Profit and Net Loss, and if necessary, of gross income and deductions, shall be made so that, after such allocations have been made, the Capital Accounts of the Members will equal as closely as possible the amounts to be distributed to the Members pursuant to Section 10.2(d)(iii), with distributions under Section 10.2(d)(iii)(E) made in proportion to each Member's Percentage Interests.

         5.3  Section 754 Adjustments.

         To the extent any adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations. An election under Code Section 754 shall be made by the Company only with the consent of the Principals.

         5.4  Allocations for Tax Purposes.

                  (a) Except as otherwise provided herein, for federal income tax purposes, (i) each item of income, gain, loss and deduction shall be allocated between the Members in the same manner as its correlative items of "book" income, gain, loss or deduction is allocated pursuant to Section 5.1,
Section 5.2, and Section 5.3, and (ii) each tax credit shall be allocated to the Members in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to Section 5.1, Section 5.2, and Section 5.3.

                  (b) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. The Company shall use the "traditional method" of making Code Section 704(c) allocations (as described in Treasury Regulations Section 1.704-3(b)).

                  (c) If the Gross Asset Value of any asset of the Company is adjusted pursuant to paragraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

                  (d) Any elections or other decisions relating to allocations described in Section 5.4(b) and Section 5.4(c) shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to Section 5.4(b) and Section 5.4(c) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, either Member's Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

         5.5  Allocations Following a Transfer of Membership Interest.

         If a Membership Interest is transferred in accordance with Section 9 of this Agreement, Net Profit and Net Loss shall be allocated between the periods before and after the transfer by the interim closing of the Company books method set forth in Treasury Regulation Section 1.706-1(c)(2)(ii). As of the date of such transfer, the transferee shall succeed to the Capital Account of the transferor with respect to the transferred Membership Interest. This paragraph shall apply for purposes of computing a Member's Capital Account and for federal income tax purposes.

                   SECTION 6. AUTHORITY OF THE MANAGER; OTHER
                           MATTERS AFFECTING MANAGER

         6.1 Authority of Manager.

         The Manager agrees that, except as otherwise expressly provided herein, the Manager acting alone shall not give any consent to any matter or take any other action as the Manager, including acting on behalf of or binding the Company with respect to any matter in respect of which approval by the Management Committee or the Members is required by the provisions of this Agreement or the Act, unless such consent, matter, or other action shall first have been adopted or approved by the Management Committee or the Members, as the case may be, or authority to consent to such matter or to take such other action shall have been expressly delegated to the Manager by the Management Committee or the Members, as the case may be, in each case in accordance with the provisions of this Agreement or the Act as applicable.

         6.2  Resignation as Manager.

                  (a) Insight may not resign as the Manager without the consent of holders of a majority of the outstanding Voting Interests and the consent of the Principals (except in the case of a Transfer of all of Insight's Membership Interest that is permitted by this Agreement, including a Transfer pursuant to
Section 9.11, where the Assignee of Insight's Membership Interest has been admitted as a substitute Member in accordance with Section 9.3). If holders of a majority of the outstanding Voting Interests and the Principals consent to such resignation, the Company shall dissolve in accordance with the provisions of
Section 10 unless, within ninety days after the resignation of Insight as the Manager, all the Members and the Principals elect to continue the business of the Company and agree to the appointment, effective as of the date of the resignation of Insight as the Manager, of one or more new Managers.

                  (b) Any change in the identity of the Manager shall be subject to and conditioned upon receipt of all necessary governmental approvals and other material third-party consents.

                  (c) Without limiting any other rights or remedies that the Company or Central may have at law or in equity, upon any resignation by Insight as the Manager in violation of this Agreement, then, notwithstanding any other provision of this Agreement to the contrary, no consent of Insight required under any provision of this Agreement shall any longer be required and Central shall be entitled to grant all such consents and take all actions relating to the Company and its business.

         6.3  Tax Matters Member.

                  (a) The Manager is hereby designated as the Tax Matters Member of the Company, as provided in Treasury Regulations pursuant to Code Section 6231 and analogous provisions of state law. Each Member, by the execution of this Agreement, consents to such designation of the Tax Matters Member and agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

                  (b) The Manager, as the Tax Matters Member, is authorized to represent the Company before taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as Members and is entitled to take any actions on behalf of the Company in any such tax proceedings that the Manager, in its reasonable business judgment, deems to be in the best interests of the Company and the Members, except that, without the written consent of Central and the Principals, the Manager shall not extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company's federal, state, and local tax returns, agree to any deficiency or other adjustment of any kind that adversely affects Central or any of the Principals, make any material tax elections, or execute any agreements or other documents relating to or affecting any tax matters that are binding on the Company or Central or any of the Principals; provided, however, that intangible assets contributed to the Company by Central that have an initial Gross Asset Value in excess of their initial adjusted basis for federal income tax purposes shall be amortized over a 25-year period.

                  (c) To the extent and in the manner provided by applicable law and Treasury Regulations, the Tax Matters Member shall furnish the name, address, profits interest, and taxpayer identification number of each Member and any Assignee to the Secretary of the Treasury or his delegate (the "Secretary").

                  (d) The Tax Matters Member shall notify each Member and each Principal of any audit that is brought to the attention of the Tax Matters Member by notice from the Internal Revenue Service, and shall forward to each Member and each Principal copies of any written notices, correspondence, reports, or other documents received by the Tax Matters Member in connection with such audit within ten Business Days following its notification by the Internal Revenue Service or its receipt, as the case may be. The Tax Matters Member shall provide each Member and each Principal with reasonable advance notice of, and shall afford each Member and each Principal the right to participate in, any administrative proceedings or other material discussions with the Internal Revenue Service, including any closing conference with the examiner and any appeals conference, relating to the Company.

                  (e) The Tax Matters Partner shall, at the Company's expense, cause all federal, state, local, and other tax returns and reports (including amended returns) required to be filed by the Company or any Subsidiary to be prepared and timely filed with the appropriate authorities. The Tax Matters Partner shall cause all income or franchise tax returns or reports required to be filed by the Company or any Subsidiary to be sent to each Member and each Principal for review at least five Business Days prior to filing, and the Tax Matters Partner shall afford each Member and each Principal a reasonable opportunity to comment on any such return prior to filing.

                  (f) Any Member that receives a notice of an administrative proceeding under Code Section 6223 relating to the Company shall promptly notify the Tax Matters Member of the treatment of any Company item on such Member's federal income tax return that is or may be inconsistent with the treatment of that item on the Company's return.

                  (g) Any Member that enters into a settlement agreement with the Secretary with respect to any Company item shall notify the Tax Matters Member of such agreement and its terms within thirty days after its date, and the Tax Matters Member shall notify each other Member and each Principal of the settlement agreement within thirty days of such notification.

         6.4  Reimbursement of Expenses.

                  (a) The Company shall reimburse the Manager for all direct, out-of-pocket expenses incurred by or on behalf of the Manager that directly relate to its management of the business and operations of the Company, including any such expenses incurred in connection with the management of the Shareholders pursuant to the management agreements between the Shareholders and Insight; provided, however, that the Manager shall not be entitled to reimbursement from the Company for corporate overhead (including employee bonuses and health, welfare, retirement, and other employee benefits and overhead expenses of its corporate office management, development, internal accounting, and finance management personnel).

                  (b) The Company shall reimburse the Borrowers for all direct, out-of-pocket expenses incurred by or on behalf of the Borrowers in complying with the terms of the Loan Documents (excluding any payment of principal or interest under the Senior Debt or the Subordinated Debt). The Company shall pay, or shall reimburse the Borrowers for, any amounts required to be paid by any Borrower as a result of any indemnification or reimbursement obligation arising under any of the Loan Documents or otherwise arising in connection with the offer or sale of any of the Senior Debt or the Subordinated Debt. Notwithstanding the foregoing, no Borrower shall be entitled to reimbursement from the Company for costs and expenses incurred in connection with maintaining the legal existence of any Borrower, preparing and filing tax returns and reports on behalf of the Borrower, or any other similar recurring expenses.

                          SECTION 7. STATUS OF MEMBERS

         7.1  No Management and Control.

         Except as expressly provided in this Agreement, neither Member (other than the Manager) shall take part in or interfere in any manner with the control, conduct, or operation of the Company or have any right or authority to act for or bind the Company or to vote on matters relating to the Company.

         7.2  Limited Liability.

         Neither Member shall be bound by or personally liable for the expenses, liabilities, or obligations of the Company. In no event shall either Member be required to make up a deficiency in its Capital Account upon the dissolution and termination of the Company.

         7.3  Return of Distributions of Capital.

         A Member may, under certain circumstances, be required by law to return to the Company, for the benefit of the Company's creditors, amounts previously distributed. Neither Member shall be obligated by this Agreement to pay those distributions to or for the account of the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, a Member must return or pay over any part of those distributions, the obligation shall be that of such Member alone and not of the other Member. Any payment returned to the Company by a Member or made directly by a Member to a creditor of the Company shall be deemed a Capital Contribution by such Member.

         7.4  Specific Limitations.

         Neither Member shall have the right or power to (a) resign as a Member (except in the case of a Transfer of all of a Member's Membership Interest that is permitted by this Agreement, including a Transfer pursuant to Section 9.11, where the Assignee of such Member's Membership Interest has been admitted as a substitute Member in accordance with Section 9.3, and except as provided in
Section 6.2(a) with respect to the Manager), (b) reduce its Capital Contribution except as a result of the dissolution of the Company or as otherwise provided by law, or (c) demand or receive property other than cash in return for its Capital Contribution. Except as otherwise set forth in this Agreement or in any agreement permitted to be entered into under this Agreement with respect to the purchase, redemption, retirement, or other acquisition of Membership Interests, neither Member shall have priority over the other Member either as to the return of its Capital Contribution or as to Net Profit, Net Loss, or distributions. Other than upon the termination and dissolution of the Company as provided by this Agreement, and except has provided in Section 4.3, there has been no time agreed upon when the Capital Contribution of either Member will be returned.

         7.5  Issuance of Membership Interests.

         Subject to any approval that may be required by Section 8.5(b) and, if such approval is required, in accordance with the terms thereof, the Manager may issue additional Membership Interests to any Person and may admit to the Company as additional Members the Persons acquiring such Membership Interests, if such Persons were not previously admitted as Members. The Persons acquiring such Membership Interests shall have the rights and be subject to the obligations attributable to such Membership Interests in the form issued to them. A Person admitted as a new Member shall only be entitled to distributions and allocations of Net Profit and Net Loss attributable to the period beginning on the effective date of its admission to the Company, and the Company shall attribute Net Profit and Net Loss to the period before the effective date of the admission of a new Member and to the period beginning on the effective date of the admission of a new Member by the closing of the books method.

                      SECTION 8. MANAGEMENT OF THE COMPANY

         8.1  Creation of Management Committee.

                  (a) Except as otherwise expressly provided in this Agreement, the business and operations of the Company shall be managed by a Management Committee consisting of four Representatives, three of which shall be appointed by holders of a majority of the outstanding Voting Interests and one of which shall be appointed by the Principals. The initial Representatives are specified in Schedule II.

                  (b) All decisions of the Management Committee shall be by resolution duly adopted in accordance with the provisions of this Agreement. The Management Committee may delegate such general or specific authority to the Manager and the officers of the Company as it from time to time considers desirable, and the Manager and the officers of the Company may exercise the authority granted to them, subject to any restraints or limitations imposed by the Management Committee and the provisions of Section 8.5 and any other express provisions of this Agreement.

         8.2  Appointment and Removal of Representatives.

                  (a) The Chairman and Secretary of the Management Committee shall be chosen by the Management Committee.

                  (b) Holders of a majority of the outstanding Voting Interests may vote at any time to remove any of the Representatives previously appointed by the holders of a majority of the outstanding Voting Interests, with or without cause, and may replace any Representative so removed, by sending notice of such removal and replacement to the other Members and the Principals. The Principals may at any time remove the Representative appointed by them, with or without cause, and may replace the Representative so removed, by sending notice of such removal and replacement to the Members. No Representative shall be removed from office, with or without cause, other than as provided in the preceding two sentences.

                  (c) If any Representative is unwilling or unable to serve as such or is removed from office, before the transaction of any other business by the Management Committee, holders of a majority of the outstanding Voting Interests, in the case of any Representative appointed by holders of a majority of the outstanding Voting Interests, or the Principals, in the case of the Representative appointed by the Principals, shall appoint a successor to such Representative.

                  (d) No compensation of, or expenses incurred by, the Representatives incident to their duties and responsibilities as such under this Agreement shall be paid by, or charged to, the Company.

         8.3  Meetings of the Management Committee.

         The Management Committee shall hold one regular meeting each year at such time and place as shall be determined by the Chairman of the Management Committee. Special meetings of the Management Committee may be called at any time by any Representative upon not less than three Business Days' prior notice to the other Representatives, which may be waived by each Representative either before or after the meeting. Except as otherwise determined by the Chairman of the Management Committee, all special and regular meetings of the Management Committee shall be held at the principal office of the Company.

         8.4  Procedural Matters.

                  (a) Each Representative shall have one vote in all matters presented to the Management Committee for decision or approval. At all meetings of the Management Committee, except as otherwise expressly provided for in this Agreement, the affirmative vote of a majority of the Representatives, present at such meeting in person or by proxy, shall be required for all actions and decisions of the Management Committee. If a majority of the Representatives are not present in person or represented by proxy at any meeting, the Representatives present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a majority of the Representatives shall be present or represented.

                  (b) Any notice of a special meeting of the Management Committee shall state the purpose for which such meeting has been called.

                  (c) Each Representative entitled to vote at a meeting of the Management Committee or to express consent to any action in writing without a meeting or to express consent to any action pursuant to any other provision of this Agreement may authorize another Representative or any individual reasonably acceptable to the other Representatives to act for him by proxy. Any Representative may designate another individual reasonably acceptable to the other Representatives to act as the alternate of such Representative at any meeting of the Management Committee.

                  (d) Any action required or permitted to be taken by the Management Committee may be taken without a meeting if all Representatives consent in writing to such action. Such consent shall have the same effect as a vote of the Management Committee. Members of the

Management Committee shall have the right to participate in a meeting of the Management Committee by means of a conference telephone or similar communications equipment by means of which all Representatives participating in the meeting can hear each other and be heard, and such participation shall constitute presence in person at the meeting.

                  (e) The Management Committee shall cause to be kept a book of minutes of all of its meetings in which there shall be recorded the time and place of each such meeting, whether regular or special, and if special, by whom called, the notice thereof given, the names of those present, and the proceedings thereof.

         8.5  Matters Requiring Approval by the Principals.

         Notwithstanding any provision in this Agreement to the contrary, and in addition to any other consent or approval that may be required by the express terms of this Agreement, without the consent of the Principals, which may be withheld by the Principals in their sole discretion, the Company shall not, and neither the Manager nor the Management Committee shall have any authority to cause the Company to, or cause or permit any Subsidiary to:

                  (a) enter into any transaction between the Company or any Subsidiary and either Member or any Affiliate of either Member, unless such transaction is on commercially reasonable terms;

                  (b) except for a Membership Interest issued in accordance with
Section 2.1(d)(4)(A) of the Contribution Agreement, issue any Membership Interest or any option, warrant, or other debt or equity interest convertible into or evidencing the right to acquire (whether or not for additional consideration) any Membership Interest, unless:

                           (i)      either (A) at least twenty-five percent of
the Membership Interests or other debt or equity interests so issued are issued to Persons that are not Related Parties of Insight (for purposes of this Section 8.5(b), a "Related Party" of Insight means any Affiliate of Insight, any member, partner, officer, director, shareholder, employee, or agent of Insight or of any Affiliate of Insight, and any Person that has a material financial relationship with Insight or any Affiliate of Insight), or (B) the Company has obtained and delivered to Central and the Principals an opinion of an independent investment banking firm of nationally recognized standing that the terms and conditions on which such Membership Interests or other debt or equity interests are to be issued are fair, from an economic standpoint, to the Company and the holders of the outstanding Membership Interests; and

                           (ii) any of such Membership Interests or other debt
or equity interests that are issued to Persons that are Related Parties of Insight are issued on the same terms and conditions as the Membership Interests or other debt or equity interests that are issued to Persons that are not Related Parties of Insight; and

                           (iii) the Company shall have afforded the Principals
or their designee (provided that such designee, if it is not Central, shall be entirely owned, directly or indirectly, by one or more of the Principals and shall be owned, at least in part, directly or indirectly, by Dennis McGillicuddy) the opportunity to acquire a portion of the Membership Interests or other debt or equity interests so issued (other than any Membership Interests or other debt or equity interests that are issued to Persons that are not Related Parties of Insight) equal to a fraction, the numerator of which is the number of Units assigned to the Common Interests held by Central or otherwise held directly or indirectly by the Principals immediately prior to such issuance and the denominator of which is the sum of the number of Units assigned to all Common Interests held by Insight and Related Parties of Insight prior to such issuance plus the number of Units assigned to the Common Interests held by Central or otherwise held directly or indirectly by the Principals immediately prior to such issuance;

                  (c) sell or otherwise dispose of, or cause or permit any Subsidiary to sell or otherwise dispose of, any assets of the Company or any Subsidiary that were contributed to the Company by Central or any assets of the Company or any Subsidiary the initial adjusted tax basis of which is determined, in whole in part, with reference to the adjusted tax basis of the assets contributed by Central, except upon the liquidation and dissolution of the Company in accordance with Section 10 and except for:

                           (i)  sales and dispositions of assets that do not
involve the disposition of any of the Company's cable television subscribers;
and

                           (ii) any disposition of assets that does not,
together with all prior dispositions previously made by the Company, represent a portion of the Company's business serving more than 1,000 cable television subscribers in the aggregate;

                  (d) sell or otherwise dispose of, or cause or permit any Subsidiary to sell or otherwise dispose of, any assets of the Company or any Subsidiary if such sale or other disposition would trigger the right of any holder of any of the Senior Debt or any of the Subordinated Debt to require that any of such Senior Debt or Subordinated Debt be repaid, purchased, or redeemed;

                  (e) enter into any agreement restricting the ability of the Company to make any distribution required to be made pursuant to Section 4.1(a)(i), Section 4.1(a)(ii), or Section 4.1(a)(iii) or to redeem the Preferred B Interest to the extent required by Section 4.3;

                  (f)      liquidate or dissolve except in accordance with
Section 10; or

                  (g) do any act in contravention of this Agreement, the Certificate of Formation of the Company, or the Act.

         The parties acknowledge and agree that each provision of this Section
8.5 is intended to be a separate condition and that therefore, for example, a sale or disposition described in Section 8.5(c) would require the consent of the Principals under Section 8.5(c) even if such sale or other disposition did not require the consent of the Principals under any other provision of this Section
8.5. The parties agree to negotiate in good faith and, if such negotiations are successful, to enter into an amendment to this Agreement that would (a) permit the Company to consummate transactions that are intended to qualify, in whole or in part, under Code Section 1031, so long as, in the opinion of nationally-recognized tax counsel based on an appraisal acceptable to the Principals, the aggregate federal, state, or local tax liability of the Principals resulting from all such dispositions and any dispositions made pursuant to Section 8.5(c)(ii) does not exceed $2,750,000, (b) provide a means to allow the Principals to pay any federal, state, or local tax liability in excess of $2,750,000 if any transaction that was intended to be within the limitations in clause (a) ultimately generates a greater federal, state, or local tax liability to the Principals than was originally contemplated, (c) allocate any additional depreciation and amortization for tax purposes and other economic factors resulting from the recognition of income or gain in any transaction that was intended to qualify under Code Section 1031, and (d) make additional changes to this Agreement consistent with the principles underlying the amendments described in the foregoing clauses.

         8.6  Permitted Transactions.

                  (a) Other Businesses. Nothing in this Agreement shall limit the ability of either Member, any partner, Affiliate, or agent of either Member, or any Representative to engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created and whether or not competitive with or advanced by the business of the Company. Neither the Company nor the other Member shall have any rights in or to the income or profits derived therefrom, nor shall either Member have any obligation to the other Member with respect to any such enterprise or related transaction. The foregoing provisions shall not impair or otherwise affect any limitation to which either Member is or may be subject with respect to his business activities under any other agreement between the Company and such Member.

                  (b) Dealings with the Company. Subject to Section 8.5(a), the Company may, in the discretion of the Management Committee, contract with any Person (including either Member or any Person that is an Affiliate of either Member or in which either Member may be interested) for the performance of any services that may reasonably be required to carry on the business of the Company, and any such Person dealing with the Company, whether as an independent contractor, agent, employee, or otherwise, may receive from others or from the Company profits, compensation, commissions, or other income incident to such dealings.

         8.7  Other Management Matters.

                  (a) Central and the Shareholders as Affiliates of Insight. The parties agree that each Shareholder shall be an Affiliate of Insight for purposes of this Agreement so long as the management agreement between Insight and such Shareholder remains in effect and that Central shall be an Affiliate of Insight for purposes of this Agreement so long the management agreements between Insight and Shareholders holding a majority of the outstanding shares of Central remain in effect. Notwithstanding the foregoing or any other provision of this Agreement, Insight shall not be in violation of any provision of this Agreement restricting any action by its Affiliates with respect to any action taken by Central or any Shareholder to the extent that such action was caused to be taken by one or more of the Principals exercising authority reserved to the Principals under the management agreements between Insight and Shareholders, and Insight shall not be in violation of any provision of this Agreement requiring any action by its Affiliates with respect to any action not taken by Central or any Shareholder to the extent that such action was prevented from being taken by one or more of the Principals exercising authority reserved to the Principals under the management agreements between Insight and Shareholders.

                  (b) Programming and Other Discounts. Insight agrees to make available to the Company the benefits of any currently existing programming or equipment discounts or other similar beneficial arrangements that are available to Insight Communications Company, L.P.

                  SECTION 9. ASSIGNMENT, TRANSFER, OR SALE OF
                            INTERESTS IN THE COMPANY

         9.1 Limitations on Transfers.

                  (a) Except as provided in Section 9.1(b), neither Member may sell, assign, transfer, or otherwise dispose of, or pledge, hypothecate, or otherwise encumber all or any part of its Membership Interest (any such action, a "Transfer"), whether voluntarily, involuntarily, or by operation of law, unless approved by the other Member and the Principals. Notwithstanding the approval of the other Member and the Principals to any Transfer by a Member, the rights of any Assignee shall be subject at all times to the limitations set forth in Section 9.2.

                  (b) The restrictions of Section 9.1(a) shall not apply and no consent of the other Member or the Principals shall be required for:

                           (i)      a Transfer to an Affiliate of the
transferring Member;

                           (ii)     a redemption of the Preferred A Interest or
the Preferred B Interest pursuant to Section 4.3;

                           (iii)    a Transfer pursuant to Section 9.7;

                           (iv)     a sale of all or part of the Common Interest
of Insight if Insight complies with Section 9.6(a);

                           (v)      a sale of all or part of the Common Interest
of Central in accordance with Section 9.6(a), Section 9.6(b), or Section 9.6(c); or

                           (vi)     a sale of Insight's Membership Interest to a
Person designated by the Principals pursuant to Section 9.11.

         9.2  Assignee.

         If the provisions of this Section 9 have been complied with, an Assignee shall be entitled to receive distributions of cash or other property, and allocations of Net Profit and Net Loss and of items of income, deduction, gain, loss, or credit, from the Company attributable to the assigned

Membership Interests from and after the effective date of the assignment, and shall have the right to receive a copy of the financial statements required herein to be provided the Members, but an Assignee shall have no other rights of a Member herein, such as rights to any other information, an accounting, inspection of books or records, or voting as a Member on matters required by law, unless and until such Assignee is admitted as a substitute Member pursuant to the provisions of Section 9.3. The Company and the Manager shall be entitled to treat the assignor as the absolute owner of the Membership Interests in all respects, and shall incur no liability for distributions, allocations of Net Profit or Net Loss, or transmittal of reports and notices required to be given to Members that are made in good faith to the assignor until the effective date of the assignment, or, in the case of the transmittal of reports (other than the financial statements referred to above) or notices, until the Assignee is so admitted as a substitute Member. The effective date of an assignment shall be the first day of the calendar month following the month in which the Manager has received an executed instrument of assignment in compliance with this Section 9 or the first day of a later month if specified in the executed instrument of assignment. The Assignee shall be deemed an Assignee on the effective date, and shall be only entitled to distributions and allocations of Net Profit and Net Loss attributable to the period beginning on the effective date of assignment. The Company shall attribute Net Profit and Net Loss to the period before the effective date of assignment and to the period beginning on the effective date of assignment by the interim closing of the Company books method set forth in Treasury Regulation Section 1.706-1(c)(2)(ii). Each Assignee will inherit the balance of the Capital Account, as of the effective date of assignment, of the assignor with respect to the Membership Interests assigned.

         9.3  Substitute Members.

         Any Assignee of Insight's Membership Interest pursuant to Section 9.11 shall be automatically admitted as a substitute Member. Any other Assignee may not become a substitute Member unless all of the following conditions are first satisfied:

                  (a) a duly executed and acknowledged written instrument of assignment shall have been filed with the Company, specifying the Membership Interests being assigned and setting forth the intention of the assignor that the Assignee succeed to the assignor's interest as a substitute Member;

                  (b) the assignor and Assignee shall have executed and acknowledged any other instruments that the Principals, in the case of a Transfer by Insight, or Insight, in the case of any other Transfer, deems necessary or desirable for substitution, including the written acceptance and adoption by the Assignee of the provisions of this Agreement and the assumption by the Assignee of all obligations of the assignor under this Agreement (including, in the case of a Transfer by Insight, the obligations of Insight under Section 3.5);

                  (c) except in the case of an assignment permitted by Section 9.1(b), the Principals, in the case of a Transfer by Insight, or Insight, in the case of any other Transfer, shall have consented in writing to the admission of the Assignee as a substitute Member, the granting of which may be withheld by the Principals or Insight, as applicable, in their or its sole and absolute discretion; and

                  (d) the assignment to the Assignee shall have complied with the other provisions of this Section 9.

         9.4  Other Consents and Requirements.

         Any Transfer must be in compliance with all requirements imposed by any state securities administrator having jurisdiction over the Transfer and the United States Securities and Exchange Commission and must not cause the Company or any Subsidiary to be in violation of any cable television franchise, any provision of the Communications Act of 1934, as amended, or any other law subsequently enacted, or any rule, regulation, or policy of the Federal Communications Commission promulgated thereunder restricting the ownership and control of communications properties (including cable television systems, television broadcast stations, radio broadcast stations, telephone companies, and newspapers), including those relating to multiple ownership, cross-ownership and cross-interest, as those terms are commonly understood in the communications industry.

         9.5  Assignment Not In Compliance.

         Any Transfer in contravention of any of the provisions of this Section 9 (whether voluntarily, involuntarily or by operation of law) shall be void and of no effect, and shall neither bind nor be recognized by the Company.

         9.6  Tag-Along and Drag-Along Rights.

                  (a) Tag-Along Rights. If Insight desires at any time to sell to any other Person (the "Third-Party Purchaser") all or any part of any Common Interest held by Insight, Insight shall send Central and the Principals a written notice of the proposed sale and shall afford Central the opportunity to sell to the Third-Party Purchaser, for the type of consideration provided in
Section 9.6(d), on terms equivalent as to purchase price per Unit (subject to Section 9.6(g)) and otherwise identical (subject to Section 9.6(f)) to those applicable to the sale of the Common Interest proposed to be sold by Insight, that percentage of its Common Interest equal to a fraction, the numerator of which is the number of Units assigned to the Common Interest proposed to be sold by Insight and the denominator of which is the number of Units assigned to all of the Common Interests of Insight. For purposes of this Section 9.6(a), Central shall have been afforded the opportunity to sell its Common Interest if Central and the Principals shall have received, at least thirty days prior to the sale by Insight, the notice from Insight referred to in the first sentence of this
Section 9.6(a), specifying the material terms of the proposed sale, the purchase price and other terms and conditions of payment, and the anticipated date on or about which the proposed sale is to be made, and accompanied by an offer from the Third-Party Purchaser to purchase Central's Common Interest on the terms described in this Section 9.6(a). Central shall accept the offer to sell its Common Interest pursuant to this Section 9.6(a) if the Principals so elect, and Insight's notice to Central and the Principals pursuant to this Section 9.6(a) shall specify the deadline before which the Principals must notify Insight of their election that Central sell any of its Common Interest pursuant to this
Section 9.6(a), which deadline may not be before the later of (1) the fifteenth day after the Principals' receipt of Insight's notice or (2) the fifth day after the amount of consideration allocable to Insight's Common Interest is agreed to between Insight and the Principals or otherwise determined pursuant to Section 9.6(e). Any purchase and sale of any part of Central's Common Interest pursuant to this Section 9.6(a) shall be conditioned on the consummation of the purchase and sale of Insight's Common Interest to which this Section 9.6(a) applies.

                  (b) Drag-Along Rights. In connection with any sale by Insight of all or any part of its Common Interests, Insight may elect to require that Central sell (and, upon such election, Central shall be obligated to sell) to the Third-Party Purchaser, for the type of consideration provided in Section 9.6(d), on terms equivalent as to purchase price per Unit (subject to Section 9.6(g)) and otherwise identical (subject to Section 9.6(f)) to those applicable to the sale by Insight of its Common Interest, that percentage of its Common Interest equal to a fraction, the numerator of which is the number of Units assigned to the Common Interest to be sold by Insight and the denominator of which is the number of Units assigned to all of the Common Interests of Insight. Notwithstanding the foregoing, Insight's right to elect that Central sell all or part of its Common Interest and Central's obligation to sell all or part of its Common Interest shall be subject to any required consent or approval of the holders of the Senior Debt or the holders of the Subordinated Debt and to any liens securing the Senior Debt, the Subordinated Debt, or any other obligations and liabilities arising under the Loan Documents. Any purchase and sale of all or part of Central's Common Interest pursuant to this Section 9.6(b) shall be conditioned on the consummation of the purchase and sale of Insight's Common Interest to which this Section 9.6(b) applies.

                  (c)      Put and Call of Central's Common Interest.

                           (i)      Prior to the consummation of any transaction
or series of related transactions that would result in Insight ceasing to be controlled, directly or indirectly, by one or more individuals who, on the date of this Agreement, collectively control Insight (other than a transaction to which Section 9.6(a) applies), Insight shall send Central and the Principals a written notice setting forth the material terms of the proposed transaction and setting forth the purchase price that would be paid for Central's Common Interest if the Principals make an election pursuant to this Section 9.6(c), as determined in accordance with Section 9.6(e). Within fifteen days after their receipt of such notice, the Principals may elect, by delivering written notice of their election to Insight, to require that Insight purchase all of Central's Common Interest and that Central sell all of its Common Interest to Insight, for the purchase price determined pursuant to Section 9.6(e) (subject to Section 9.6(g)) and otherwise on terms comparable (subject to Section 9.6(f)) to those applicable to the transaction involving Insight to which this Section 9.6(c) applies. Upon an election by the Principals pursuant to this Section 9.6(c), Insight shall be obligated to purchase and Central shall be obligated to sell all of Central's Common Interest. Insight's notice to Central and the Principals pursuant to this Section 9.6(c)(i) shall specify the deadline before which the Principals must notify Insight of their election to require that Central sell its Common Interest pursuant to this Section 9.6(c), which deadline may not be before the later of (A) the fifteenth day after the Principals' receipt of Insight's notice or (B) the fifth day after the amount of consideration allocable to Insight's Common Interest is agreed to between Insight and the Principals or otherwise determined pursuant to Section 9.6(e).

                           (ii)     In connection with the consummation of any
transaction or series of related transactions that would result in Insight ceasing to be controlled, directly or indirectly, by one or more individuals who, on the date of this Agreement, collectively control Insight (other than a transaction to which Section 9.6(a) applies), Insight may elect to require that Central sell (and, upon such election, Central shall be obligated to sell) to Insight all of Central's Common Interest for the purchase price determined pursuant to Section 9.6(e) (subject to Section 9.6(g)) and otherwise on terms comparable (subject to Section 9.6(f)) to those applicable to the transaction involving Insight to which this Section 9.6(c) applies. Notwithstanding the foregoing, Insight's right to elect that Central sell its Common Interest and Central's obligation to sell its Common Interest shall be subject to any required consent or approval of the holders of the Senior Debt or the holders of the Subordinated Debt and to any liens securing the Senior Debt, the Subordinated Debt, or any other obligations and liabilities arising under the Loan Documents.

                           (iii) Any purchase and sale of Central's Common
Interest pursuant to this Section 9.6(c) shall be conditioned on the consummation of the transaction involving Insight to which this Section 9.6(c) applies.

                           (iv)  The closing of the purchase and sale of
Central's Common Interest pursuant to this Section 9.6(c) shall occur concurrently with the closing of the transaction that results in Insight ceasing to be controlled, directly or indirectly, by one or more individuals who, on the date of this Agreement, collectively control Insight. At the closing of the purchase and sale of Central's Common Interest pursuant to this Section 9.6(c), Insight shall pay or cause to be paid to Central the purchase price in the form provided in Section 9.6(d), and Central will convey to Insight all of its Common Interest free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, and encumbrances of any nature whatsoever, other than the rights granted to other parties under this Agreement and liens securing the Senior Debt, the Subordinated Debt, and any other obligations and liabilities arising under the Loan Documents.

                  (d) Consideration for Purchase of Central's Common Interest; Tax Loans.

                           (i)      In case of a sale of all or part of
Central's Common Interest pursuant to Section 9.6(a), Section 9.6(b), or Section 9.6(c), the purchase price shall be paid through the delivery to Central of property (including cash) of the same kind, and in the same proportions, as that received by Insight or any direct or indirect owner of Insight in connection with the transaction that triggered the right or obligation of Central to sell all or part of Central's Common Interest pursuant to Section 9.6(a), Section 9.6(b), or Section 9.6(c). For purposes of this Section 9.6(d)(i) and Section 9.6(e), any liabilities assumed by the purchaser as part of the transaction that triggered the right or obligation of Central to sell all or part of Central's Common Interest pursuant to Section 9.6(a), Section 9.6(b), or Section 9.6(c) (whether assumed directly or indirectly as part of the acquisition of the outstanding equity interests in any entity, other than liabilities of the Company) shall be treated as cash received by the selling Person. Any property other than cash received by Central pursuant to this Section 9.6(d)(i) shall have the same rights as to liquidity and marketability, including, in the case of securities, registration rights, as the property received by Insight or any direct or indirect owner of Insight.

                           (ii) To the extent that (A) the amount of cash plus
the fair market value of any marketable securities received by Central as consideration for the sale of Central's Common Interest pursuant to Section 9.6(b) or Section 9.6(c)(ii), is less than the tax liabilities of Central, the Principals, and their respective Affiliates resulting from the sale of Central's Common Interest, and (B) Central (or any Person, including any Principal, to whom the consideration for the sale of Central's Common Interest is distributed by Central and the Shareholders) is unable, after using commercially reasonable efforts, to borrow the amount of such tax liabilities on the terms described in clauses (1), (2), and (3) of the last sentence of this Section 9.6(d)(ii) with respect to loans from Insight and at an interest rate not materially higher than that described in clause (4) of the last sentence of this Section 9.6(d)(ii) with respect to loans from Insight, then Insight agrees to lend to Central the amount of such tax liabilities (less any amount that Central was able to borrow from a lender other than Insight). Any such loan from Insight shall (1) be non-recourse to the borrower, (2) secured only by any consideration received by Central as consideration for the sale of its Common Interest, other than cash, marketable securities, and any security given to secure Central's borrowings pursuant to this Section 9.6(d)(ii) from a lender other than Insight, (3) not require that it be repaid prior to such time as Central (or any successor) is able to liquidate the consideration (other than cash and marketable securities) received for the sale of Central's Common Interest, and (4) bear interest at the weighted average cost of funds of Insight Communications Company, L.P. and its subsidiaries for their secured debt or, if Insight Communications Company, L.P. and its subsidiaries have no secured debt, for their senior debt.

                  (e) Allocation of Consideration. If Insight (i) sends a notice to Central and the Principals pursuant to Section 9.6(a) or makes an election pursuant to Section 9.6(b) with respect to any proposed sale to a Third-Party Purchaser that contemplates a sale of all or part of Insight's Common Interest in conjunction with other assets or (ii) sends a notice to Central pursuant to
Section 9.6(c)(i), Insight and the Principals shall cause the amount of consideration proposed to be paid in any such transaction that is allocable to Insight's Common Interest to be determined. Unless Insight and the Principals otherwise agree (either as to the applicable value or as to an alternative method of determining such value, including the use of a single appraiser agreed upon between Insight and the Principals), the amount of consideration allocable to all or part of Insight's Common Interest shall be determined as provided below in this Section 9.6(e):

                           (i)      Insight shall deliver to the Principals a
notice stating that Insight intends to send a notice or make an election to which this Section 9.6(e) applies and identifying an appraiser ("Insight's Appraiser") who has been retained by the Company to allocate the total consideration proposed to be paid in such transaction pursuant to this Section 9.6(e). Within ten business days after their receipt of Insight's notice pursuant to the preceding sentence, the Principals shall send a notice to Insight identifying a second appraiser ("Central's Appraiser") who shall also be retained by the Company to make such allocation pursuant to this Section 9.6(e).

                           (ii)     Insight's Appraiser and Central's Appraiser
shall submit their independent determinations of the amount of consideration allocable to the portion of Insight's Common Interest proposed to be transferred (directly or indirectly) within thirty days after the date on which Central's Appraiser is retained. If the respective determinations of Insight's Appraiser and Central's Appraiser vary by less than ten percent of the higher determination, the amount of consideration allocable to the portion of Insight's Common Interest proposed to be transferred (directly or indirectly) shall be the average of the two determinations.

                           (iii) If the respective determinations of Insight's
Appraiser and Central's Appraiser vary by ten percent or more of the higher determination, the two appraisers shall promptly designate a third appraiser (the "Third Appraiser"), who shall also be retained by the Company to make an allocation or conduct an appraisal pursuant to this Section 9.6(e). Insight's Appraiser and Central's Appraiser shall be instructed not to, and neither Member nor any Affiliate of either Member shall, provide any information to the Third Appraiser as to the determinations of Insight's Appraiser and Central's Appraiser or otherwise influence the Third Appraiser's determination in any way. The Third Appraiser shall submit its determination of the amount of consideration allocable to the portion of Insight's Common Interest proposed to be transferred (directly or indirectly) within thirty days after the date on which the Third Appraiser is retained. If a Third Appraiser is retained, the amount of consideration allocable to the portion of Insight's Common Interest proposed to be transferred (directly or indirectly) shall equal the average of the two closest of the three determinations, except that, if the difference between the highest and middle determinations is no more than 105% and no less than 95% of the difference between the middle and lowest determinations, then the amount of consideration allocable to the portion of Insight's Common Interest proposed to be transferred (directly or indirectly) shall equal the middle determination.

                           (iv)    Any appraiser retained pursuant to this
Section 9.6(e) shall be nationally recognized as being qualified and experienced in the appraisal of cable television systems, assets comparable to Insight's Common Interest, any other assets proposed to be sold by Insight, and any other assets owned by relevant Persons owning direct or indirect ownership interests in Insight, each as applicable, and shall not be an Affiliate of either Member. All fees and expenses of any appraiser retained pursuant to this Section 9.6(e) shall be paid by the Company.

                           (v)      In determining the fair market value of any
asset, to the extent relevant to its allocation of consideration to Insight's Common Interest, each appraiser retained pursuant to this Section 9.6(e) shall
(A) assume that the fair market value of the applicable asset is the price at which the asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and each having reasonable knowledge of all relevant facts; (B) assume that the applicable asset would be sold for cash; (C) use valuation techniques then prevailing in the relevant industry; (D) assume that any assets constituting a going concern would be sold, in the aggregate, as a going concern, in a single transaction; (E) assume that the value of Insight's Common Interest includes the value of any right of Insight or any Affiliate of Insight to control the Company, regardless whether such right inures in any other Membership Interest or arises under any other agreement.

                           (vi)    For purposes of Section 9.6(a), Section
9.6(b), or Section 9.6(c), the purchase price to be paid for any portion of Insight's Common Interest proposed to be transferred (directly or indirectly) shall be the amount of the total consideration that is allocated to such portion of Insight's Common Interest pursuant to this Section 9.6(e) (subject to Section 9.6(g)).

                  (f)      Absence of Representations.

                           (i)      In connection with any sale by Central
pursuant to Section 9.6(a), Section 9.6(b), or Section 9.6(c), neither Central nor any Principal shall be required to (i) make any representation or warranty to the Third-Party Purchaser other than (A) a representation and warranty to the effect that, at the closing of the purchase and sale of Central's Common Interest, Central will hold its Common Interest free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, and encumbrances of any nature whatsoever, other than the rights granted to other parties under this Agreement and liens securing the Senior Debt, the Subordinated Debt, and any other obligations and liabilities arising under the Loan Documents, and (B) customary, non-operational representations and warranties (such as those relating to Central's legal existence and corporate authority, due authorization of the purchase and sale agreement, and the absence of legal impediments to the consummation of the sale that relate specifically to Central), (ii) make any covenant except as to the delivery to the Third-Party Purchaser of Central's Common Interest, or (iii) indemnify the Third-Party Purchaser for any liability other than damages resulting from a breach of the representations described in this Section 9.6(f).

                           (ii)     Notwithstanding the foregoing provisions of
this Section 9.6(f), but subject to Section 9.6(f)(iii), in connection with any sale by Central pursuant to Section 9.6(a) or Section 9.6(b), Central shall be responsible for Central's proportionate share (calculated per Unit) of any purchase price reduction or indemnity obligation of Insight that is attributable to:

                                    (A)     a breach of any customary
representation, warranty, or covenant relating to the business, operations, or liabilities of the Company (but not any representation, warranty, or covenant that relates specifically to Insight, such as those relating to Insight's legal existence and authority, due authorization of the purchase and sale agreement, and the absence of legal impediments to the consummation of the sale by Insight); and

                                    (B) any provision in the purchase and sale
agreements with respect to the Common Interests that requires customary deferred adjustments to the purchase price (such as those relating to net working capital, cash flow, and numbers of subscribers) until a reasonable period after the closing of the purchase and sale of the Common Interest pursuant to Section 9.6(a) or Section 9.6(b).

                           (iii) Under no circumstances shall Central be
required to reimburse Insight for any part of any special, incidental, consequential, exemplary, or punitive damages that may be payable to any Third-Party Purchaser as a result of any breach by Insight of any representation or warranty in connection with the sale of Common Interests pursuant to Section 9.6(a) or Section 9.6(b).

                  (g)      Reallocation of Purchase Price.

                           (i)      Subject to Section 9.6(g)(iv), in connection
with any sale to a Third-Party Purchaser pursuant to Section 9.6(a) or Section 9.6(b) of all or a majority of the outstanding Common Interests that includes a sale of all or a majority of the Common Interest held by Insight and the same percentage of the Common Interest held by Central, if Insight has received an offer described in Section 9.6(g)(iii)(B) and, before giving effect to this
Section 9.6(g), the consideration that would be paid to Insight per Unit for its Common Interest would be less than the Unit Liquidation Amount, then the total consideration to be paid by the Third-Party Purchaser to Insight and Central for their Common Interest shall be reallocated so that:

                                    (A)     the amount paid to Insight for its
Common Interest, in the aggregate, shall equal the lesser of (1) the product of the Unit Liquidation Amount times the number of Units assigned to the Common Interest being sold by Insight and (2) the total consideration to be paid by the Third-Party Purchaser to Insight and Central for their Common Interests; and

                                    (B)     the amount paid to Central for its
Common Interest, in the aggregate, shall equal the amount, if any, by which the total consideration to be paid by the Third-Party Purchaser to Insight and Central for their Common Interests exceeds the amount payable to Insight pursuant to Section 9.6(g)(i)(A).

                           (ii)     Subject to Section 9.6(g)(iv), in connection
with any transaction described in Section 9.6(c), if Insight has received an offer described in Section 9.6(g)(iii)(B) and the amount of consideration that is allocated to Insight's Common Interest pursuant to Section 9.6(e) is less than the Unit Liquidation Amount, then the purchase price to be paid for Central's Common Interest shall be reduced by the lesser of (A) one-half of the amount by which the amount of consideration that is allocated to Insight's Common Interest pursuant to Section 9.6(e) is less than the Unit Liquidation Amount, and (B) the purchase price to be paid for Central's Common Interest before giving effect to this Section 9.6(g).

                           (iii)    For purposes of this Section 9.6(g),

                                    (A)     the "Unit Liquidation Amount" means
the amount that would have been distributed to Insight upon dissolution and liquidation of the Company with respect to its Common Interest, per Unit, if (1) the assets of the Company had been sold for the Offered Asset Purchase Price,
(2) Net Profit and Net Loss and items specially allocated in accordance with
Section 5.2, including any gain or loss resulting from the sale described in clause (1), were allocated in accordance with Section 5, (3) the Company paid its accrued, but unpaid, liabilities, other than liabilities that would have been assumed by the purchaser in connection with the sale described in clause
(1), and (4) the Company distributed the remaining proceeds received by it (net of reserves for contingent or unknown liabilities and any transaction costs that would have been incurred in connection with such sale) to the Members in liquidation; and

                                    (B)   the "Offered Asset Purchase Price"
means the highest purchase price offered to be paid by any Person that is not an Affiliate of Insight for all the assets of the Company in a bona fide written offer where (1) all terms and conditions of such offer with respect to representations, warranties, covenants, indemnities, adjustments, closing conditions, and other relevant non-price matters are customary, (2) the offeror was legally qualified and financially capable (taking into account reasonable expectations of financing availability) to purchase the assets of the Company and, at the time the offer was made, there were no significant risks that the offeror would be unable to close the purchase of the assets of the Company on the offered terms, and (3) not more than thirty days before the execution of a binding agreement for the transfer (directly or indirectly) of all of Insight's Common Interest to which this Section 9.6(g) would apply, Insight sought the consent of the Principals pursuant to Section 8.5(c) and, if applicable, Section 8.5(d) to a sale of all the assets of the Company to the Person making such offer, on the terms described in such offer, and the Principals declined to consent to such sale; provided, however, that if the terms and conditions of any such offer with respect to relevant non-price matters are less favorable to the Company, taken as a whole, than the terms and conditions of the sale of the Common Interests to the Third-Party Purchaser, so as to affect value, then the amount of the purchase price offered to be paid in such offer shall be reduced by an appropriate amount to reflect the differences in such terms and conditions, as agreed to between Insight and the Principals or, if they fail to agree on the amount, as determined by an independent investment banking firm of nationally recognized standing that is agreed to between Insight and the Principals, or if they fail to agree on such investment banking firm, as agreed to by an independent investment banking firm of nationally recognized standing selected by Insight and an independent investment banking firm of nationally recognized standing selected by the Principals.

                           (iv) This Section 9.6(g) shall not apply to any sale
of Common Interests occurring prior to the second anniversary of the Closing Date or any transaction described in Section 9.6(c) occurring prior to the second anniversary of the Closing Date.

         9.7  Pledge and Assignment of Interest.

         Central may pledge its Membership Interest only for the purposes of securing the Senior Debt, the Subordinated Debt, and any other obligations and liabilities arising under the Loan Documents. Insight may pledge its Membership Interest only for the purposes of securing obligations of Insight Communications Company, L.P. and its subsidiaries under its senior bank credit agreement, and every subsequent amendment, modification, restructuring, extension, renewal, or consolidation of such obligations, and any obligation incurred in refinancing or replacement of or substitution for such obligations. Notwithstanding any provision of this Agreement to the contrary, any Person to which Central or Insight pledges its Membership Interest pursuant to this Section 9.7 (each, a "Secured Party") may exercise all rights and remedies incident to the pledge of such Membership Interest, which may include authority for the Secured Party (without dissolving the Company unless dissolution is required by law):

                  (a) to cause the pledged Membership Interest to be assigned in whole or in part on one or more occasions to one or more Persons (which may include the Secured Party); provided, however, that any Transfer of Insight's Common Interest upon the exercise of any rights or remedies incident to any pledge thereof shall be conditioned on Insight's compliance with Section 9.6(a);

                  (b) to cause any assignee of the pledged Membership Interest to be admitted as a Member having the interest so assigned;

                  (c) to cause the holder of the pledged Membership Interest to resign as a Member once all of its Membership Interest has been assigned; and

                  (d) to cause one or more amended Certificates of Formation to be filed with respect to the Company.

         9.8  Condition on Change in Control of the Company.

         Prior to the consummation of any transaction or series of related transactions by Insight or any of its Affiliates, including any Transfer by Insight of all or any part of its Membership Interest, that would trigger the right of any holder of any of the Senior Debt or any of the Subordinated Debt to require that such Senior Debt or Subordinated Debt be repaid, purchased, or redeemed, Insight or, in the case of a Transfer, Insight or its Assignee shall:

                  (a) agree to purchase such Senior Debt or Subordinated Debt from the holder thereof in the event the holder elects to require that such Senior Debt or Subordinated Debt be repaid, purchased, or redeemed, and, upon such purchase, Insight or its Assignee shall waive any right to require that such Senior Debt or Subordinated Debt be repaid, purchased, or redeemed, or

                  (b) obtain an irrevocable, binding agreement of the holder of such Senior Debt or Subordinated Debt not to require that such Senior Debt or Subordinated Debt be repaid, purchased, or redeemed upon the consummation of such Transfer.

         9.9  Substitution of Parent Undertaking.

         Prior to the consummation of any transaction or series of related transactions, including any Transfer, that would result in Insight ceasing to be controlled, directly or indirectly, by one or more individuals who, on the date of this Agreement, collectively control Insight, Insight shall cause the Person that, after giving effect to such transaction, would be the ultimate parent entity (as determined in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder) of Insight, or such other Person reasonably acceptable to the Principals, to execute and deliver to Central and the Principals an agreement, substantially in the form of the parent undertaking executed and delivered by Insight Communications Company, L.P. in connection with the execution and delivery of this Agreement.

         9.10  Continuing Rights and Privileges.

         Notwithstanding the sale or other disposition by Central of all of its Common Interest in accordance with this Agreement, Central shall continue to be a Member of the Company so long as it continues to hold the Preferred A Interest or the Preferred B Interest and shall have the rights and privileges specified in this Agreement as pertaining to the Preferred A Interest or the Preferred B Interest or specified in this Agreement as rights and privileges of Central.

         9.11 Insight's Right to Put Its Interest.

         Insight may elect at any time, by delivering written notice of its election to Central and the Principals, to require that a Person designated by the Principals purchase all of Insight's Membership Interest, for one dollar (plus the Tax Amount that would be distributable to Insight on the date of the next scheduled April Distribution after the closing of such purchase, calculated as if the Company's Fiscal Year ended on the closing of such purchase). Upon an election by Insight pursuant to this Section 9.11, the Principals shall be obligated to cause a Person designated by the Principals to purchase and Insight shall be obligated to sell all of Insight's Membership Interest. Insight's right to make an election pursuant to this Section 9.11, and any purchase and sale of Insight's Membership Interest pursuant to this Section 9.11, shall be subject to the following provisions:

                  (a) At the closing of the purchase and sale of Insight's Membership Interest pursuant to this Section 9.11, the Person designated by the Principals shall pay to Insight one dollar and shall assign to Insight its right to receive that portion of the next April Distribution after the closing equal to the balance of the purchase price for Insight's Membership Interest, and Insight will convey to the Person designated by the Principals all of its Membership Interest free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, and encumbrances of any nature whatsoever, other than the rights granted to other parties under this Agreement. The Company shall pay to Insight that portion of the next April Distribution after the closing that was assigned to Insight, which payment shall be considered payment by the Person designated by the Principals of the balance of the purchase price for Insight's Membership Interest.

                  (b) The closing of the purchase and sale of Insight's Membership Interest pursuant to this Section 9.11 shall occur on a date to be specified by the Principals that is within 180 days after the Principals' receipt of Insight's election pursuant to this Section 9.11, subject to the receipt of all necessary governmental approvals and other material third-party consents.

                  (c) Each of the management agreements between Insight and the Shareholders shall terminate automatically upon the closing of the purchase and sale of Insight's Membership Interest pursuant to this Section 9.11.

         9.12  Treatment of Certain Membership Interests.

         Any Membership Interests purchased by the Principals or their designee, if it is not Central, pursuant to Section 8.5(b)(iii) shall be treated as if such Membership Interests were owned by Central for purposes of this Section 9 (which includes Insight's right to require that such Membership

Interests be sold under certain circumstances pursuant to Section 9.6(b) or
Section 9.6(c) and the Principals' right to require that such Membership Interests be purchased under certain circumstances pursuant to Section 9.6(a) or
Section 9.6(c), in each case on the same terms as would be applicable to Membership Interests owned by Central).

                 SECTION 10. DISSOLUTION AND TERMINATION OF THE

                                    COMPANY

         10.1 Events of Dissolution.

         The Company shall be dissolved upon the happening of any of the following events:

                  (a)      December 31, 2058;

                  (b) if the Principals consent to the resignation of Insight as Manager pursuant to Section 6.2(a) but the Members and the Principals do not elect to continue the Company thereafter in accordance with the provisions of Section 6.2(a);

                  (c)      upon agreement of Insight and the Principals;

                  (d) upon the affirmative vote of holders of a majority of the outstanding Voting Interests; provided, however, that the holders of the outstanding Voting Interests may not vote to dissolve the Company at any time prior to the earlier of (1) the death of the last to die of Barry Silverstein, Dennis McGillicuddy, and D. Stevens McVoy, or (2) the receipt by the Principals of an opinion of their legal counsel that the dissolution and liquidation of the Company would not, in its opinion, increase by more than a de minimis amount the likelihood of adverse tax consequences to the Principals (other than adverse tax consequences that are incurred after the triggering of all adverse tax consequences to the Principals relating to the Senior Debt, the Subordinated Debt, and the holding of the Preferred A Interest and the Preferred B Interest);

                  (e) upon the sale of all or substantially all of the assets of the Company in a manner permitted by this Agreement;

                  (f) the termination of the Contribution Agreement in accordance with its terms prior to the Closing; or

                  (g) subject to any provision of this Agreement that limits or prevents dissolution, the happening of any event that, under applicable law, causes the dissolution of a limited liability company.

         10.2  Liquidation.

                  (a) Upon dissolution of the Company for any reason, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process.

                  (b) Liquidation of the assets of the Company shall be managed on behalf of the Company by the "Liquidator," which shall be (i) if Insight wrongfully caused the dissolution of the Company, a liquidating trustee selected by the Principals, and (ii) in all other events, Insight or a liquidating trustee selected by Insight. The Liquidator shall be responsible for soliciting offers to purchase the entirety of the Company's assets (including equity interests in other Persons) or portions or clusters of assets of the Company.

                  (c) The Liquidator shall cause a full accounting of the assets and liabilities of the Company to be taken and a statement thereof to be furnished to each Member and each Principal within thirty days after the distribution of all of the assets of the Company.

                  (d) The property and assets of the Company and the proceeds from the liquidation thereof shall be applied in the following order of priority:

                           (i)      first, to payment of the debts and
liabilities of the Company, in the order of priority provided by law (including any loans by either Member to the Company) and payment of the expenses of liquidation;

                           (ii)     second, to setting up of such reserves as
the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or any obligation or liability not then due and payable; provided, however, that any such reserve shall be paid over by the Liquidator into a Company account or a liquidating trust account established for such purpose, to be held in such account for the purpose of disbursing such reserves in payment of such liabilities, and, at the expiration of such holdback period as the Liquidator shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided; and

                           (iii)     finally, remaining proceeds shall be
distributed to the Members as follows:

                                    (A)     First, if the Preferred A Interest
is then outstanding, to the holder of the Preferred A Interest in an amount equal to the sum of (x) the amount of any distributions that were required to be made pursuant to Section 4.1(a)(i) but were not made (including any increase to such amount pursuant to Section 4.1(b)(i)), plus (y) a pro rata portion of the Guaranteed Payment Amount, based on the ratio of the number of days between the immediately preceding Guaranteed Payment Date and the date on which the distribution is made pursuant to this Section 10.2(d)(iii)(A) to the number of days between the immediately preceding Guaranteed Payment Date and the next following Guaranteed Payment Date, computed on the basis of a 360-day year of twelve 30-day months;

                                    (B)     Second, if the Preferred A Interest
is then outstanding, to the holder of the Preferred A Interest in an amount equal to the sum of (x) the Preferred A Capital Amount, plus (y) the amount of any distributions that were required to be made pursuant to Section

4.1(a)(ii) but were not made (including any increase to such amount pursuant to Section 4.1(b)(ii)), plus (z) the amount by which the Preferred A Preference Amount exceeds the amount described in clause (y) of Section 10.2(d)(iii)(A);

                                    (C)     Third, if the Preferred B Interest
is then outstanding, to the holder of the Preferred B Interest in an amount equal to the sum of (x) the Preferred B Capital Amount, plus (y) the amount of any distributions that were required to be made pursuant to Section 4.1(a)(iii) but were not made (including any increase to such amount pursuant to Section 4.1(b)(iii)), plus (z) the Preferred B Preference Amount;

                                    (D)     Fourth, to the Manager in an amount
equal to the sum of (x) the amount of any distributions that were required to be made pursuant to Section 4.1(a)(v) but were not made (including any increase to such amount pursuant to Section 4.1(b)(iv)), plus (y) the Management Return;

                                    (E)     Thereafter, pro rata to the Members
in proportion to their remaining positive Capital Account balances, after reducing the Members' Capital Account balances to take into account distributions pursuant to the foregoing paragraphs of this Section 10.2(d)(iii).

The distributions pursuant to this Section 10.2(d)(iii) shall, to the extent possible, be made prior to the later of the end of the Fiscal Year in which the dissolution occurs or the ninetieth day after the date of dissolution, or such other time period which may be permitted under Treasury Regulations Section 1.704-1(b)(2)(ii)(b).

         10.3  Distribution in Kind.

         The Company shall not distribute any non-cash asset to either Member without the consent of each Member and the Principals, except that, upon liquidation of the Company, the Company may distribute identical assets (such as shares of stock or other securities) to the Members pro rata pursuant to Section 10.2(d)(iii)(E). The amount distributed and charged to the Capital Account of each Member receiving any non-cash asset shall be the fair market value of such asset, as agreed to by the Members and the Principals (net of any liability secured by such asset that such Member assumes or takes subject to). Gain or loss on the disposition of any asset distributed in kind to one or more Members shall be determined as if such asset were sold for its fair market value, as agreed to by the Members and the Principals, and such gain or loss shall then be allocated pursuant to Section 5.

         10.4  No Action for Dissolution.

         The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if either Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 10.1. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Membership Interests of both Members. Accordingly, except where liquidation and dissolution are required by Section 10.1, each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company or to seek partition of any assets of the Company.

         10.5  No Further Claim.

         Upon dissolution, each Member shall look solely to the assets of the Company for the return of its investment, and if the property of the Company remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate capital contributions of a Member, neither Member shall have any recourse against the other Member.

                          SECTION 11. INDEMNIFICATION

         11.1 General.

         The Company shall indemnify, defend, and hold harmless each Member and its members, partners, officers, directors, shareholders, employees, and agents, the employees, officers, and agents of the Company, the Principals, and the Representatives (all indemnified persons being referred to as "Indemnified Persons" for purposes of this Section 11.1), from any liability, loss, or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company (including, in the case of Insight, any such act in connection with the management of the Shareholders pursuant to the management agreements between the Shareholders and Insight, or arising by reason of Insight's status as manager of the Shareholders), including costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amounts expended in the settlement of any claims of liability, loss, or damage; provided, however, that, if the liability, loss, damage, or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 11.1 shall not be available if the action or inaction constituted fraud, gross negligence, breach of fiduciary duty (which shall not be construed to encompass mistakes in judgment or any breach of any Indemnified Person's duty of care that did not constitute gross negligence), willful misconduct, or a breach of this Agreement by the Indemnified Person; and provided, further, however, that indemnification under this Section 11.1 shall be recoverable only from the assets of the Company and not from any assets of the Members. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company's affairs.

         11.2  Exculpation.

         No Indemnified Person shall be liable, in damages or otherwise, to the Company or to either Member for any loss that arises out of any act performed or omitted to be performed by it or him pursuant to the authority granted by this Agreement unless the conduct of the Indemnified Person constituted fraud, gross negligence, breach of fiduciary duty (which shall not be construed to encompass mistakes in judgment or any breach of any Indemnified Person's duty of care that did not constitute gross negligence), willful misconduct, or a breach of this Agreement by such Indemnified Person.

         11.3  Persons Entitled to Indemnity.

         Any Person who is within the definition of "Indemnified Person" at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of Section 11.1 as an "Indemnified Person" with respect thereto, regardless of whether such Person continues to be within the definition of "Indemnified Person" at the time of his or its claim for indemnification or exculpation hereunder.

                  SECTION 12. BOOKS, RECORDS, ACCOUNTING, AND

                                    REPORTS

         12.1 Books and Records.

         The Company shall maintain at its principal office all of the following:

                  (a) A current list of the full name and last known business or residence address of each Member together with the Capital Contributions and Membership Interest of each Member;

                  (b) A copy of the Certificate of Formation, this Agreement, and any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which any certificate or amendment has been executed;

                  (c) Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

                  (d) The audited financial statements of the Company for the six most recent Fiscal Years; and

                  (e) The Company's books and records for at least the current and past three Fiscal Years.

         12.2  Delivery to Member and Inspection.

                  (a) Upon the request of a Member or a Principal, the Company shall promptly deliver to the requesting Member or Principal, at the expense of the Company, a copy of the information required to be maintained by Section 12.1 except for Section 12.1(e).

                  (b) Each Member and each Principal, or its duly authorized representative, has the right, upon reasonable request, to inspect and copy during normal business hours any of the Company records.

         12.3  Annual Statements.

                  (a) The Company shall cause to be prepared for each Member and each Principal at least annually, at Company expense, audited financial statements of the Company and a consolidated audited financial statement for the Company and the Subsidiaries in accordance with generally accepted accounting principles, along with supplemental information for the Company and each Subsidiary, and accompanied by a report thereon containing the opinion of Ernst & Young LLP or other nationally recognized accounting firm chosen by the Management Committee. The financial statements will include a balance sheet, statement of income or loss, statement of cash flows, and statement of Members' equity. The supplemental information will consist of a consolidating balance sheet and a consolidating statement of operations and Members' equity for the preceding Fiscal Year. The Company shall distribute the financial statements or portions thereof to each Member and each Principal as follows:

                           (i)      the Company shall distribute to each Member
and each Principal a statement setting forth the net income or loss of the Company for each Fiscal Year within forty-five days after the close of such Fiscal Year;

                           (ii)     the Company shall distribute to each Member
and each Principal the balance sheet, statement of income or loss, statement of cash flows, and statement of Members' equity to be included in the financial statements for each Fiscal Year within forty-five days after the close of such Fiscal Year;

                           (iii)    the Company shall distribute to each Member
and each Principal the complete audited financial statements for each Fiscal Year as soon as practicable after the close of such Fiscal Year and, in any event, by March 15 of the year following the close of such Fiscal Year.

                  (b) The Company shall have prepared at least annually, at Company expense, Company information necessary for the preparation of each Member's federal and state income tax returns. The Company shall send the information described in this paragraph to each Member and each Principal within ninety days after the end of each Fiscal Year and shall use commercially reasonable efforts to send such information to each Member and each Principal within seventy-five days after the end of each Fiscal Year.

                  (c) The Company shall also cause to be distributed to each Member and each Principal, within ten days after delivery to the Company, any audited financial statements that are prepared with respect to any Subsidiary the financial statements of which are not consolidated with the financial statements of the Company.

                  (d) The Company, shall distribute to each Member and each Principal, promptly after they become available, copies of the Company's federal, state, and local income tax or information returns for each taxable year.

         12.4  Quarterly Financial Statements.

         At the close of each of the first three quarters of any Fiscal Year, the Company shall cause to be distributed to each Member and each Principal a quarterly report covering each calendar quarter of the operations of the Company and the Subsidiaries, consisting of unaudited financial statements (comprising a balance sheet, a statement of income or loss, and a statement of cash flows), and a statement of other pertinent information regarding the Company and the Subsidiaries and their activities. The Company shall cause copies of the statements and other pertinent information (including selected financial data of the Company that complies with the requirements of APB Opinion No. 18 and Rule 4-08(g) of Regulation S-X under the Securities Act and any other applicable rules pursuant to Regulation S-X under the Securities Act) to be distributed to each Member and each Principal within thirty days after the close of the calendar quarter to which the statements relate. The Company shall distribute to each Member and each Principal a statement setting forth the net income or loss of the Company for each calendar quarter within thirty days after the close of such calendar quarter. The Company shall also cause to be distributed to each Member and each Principal, within ten days after delivery to the Company, any quarterly report that is prepared with respect to any Subsidiary the operating results of which are not included in the quarterly report of the Company.

         12.5  Monthly Statements.

         The Company shall cause to be distributed to each Member and each Principal a monthly report covering each calendar month of the operations of the Company and each Subsidiary, consisting of unaudited statements of income and loss for the Company and each Subsidiary. The Company shall cause copies of the statements to be distributed to each Member and each Principal within thirty days after the close of the calendar month covered by such report. The Company shall also cause to be distributed to each Member and each Principal, within ten days after delivery to the Company, any monthly report that is prepared with respect to any Subsidiary the operating results of which are not included in the monthly report of the Company.

         12.6  Other Information.

         The Company shall provide to each Member and each Principal any other information and reports relating to any cable television systems or other businesses owned by, and the financial condition of, the Company, each Subsidiary, and any other Person in which the Company owns, directly or indirectly, an equity interest, that such Member or Principal may reasonably request, including, in the case of Central, any information that Central is required to distribute to holders of the Senior Debt. or the Subordinated
Debt. The Company shall distribute to each Member and each Principal, promptly after the receipt thereof by the Company, any financial or other information with respect to any Person in which the Company owns, directly or indirectly, an equity interest, but which is not a Subsidiary.

         12.7  Tax Matters.

         To the extent permitted by law, the Company shall be treated as a partnership for federal and state income tax and franchise tax purposes. This
Section 12.7 shall not prohibit any Member or any Affiliate of any Member from taking any action that is not prohibited by Section 2.13.

         12.8  Other Filings.

         The Company, at Company expense, shall also prepare and timely file, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed by the Company with those entities under then current applicable laws, rules, and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies. Upon written request, the Manager shall provide each Member and each Principal with a copy of any of such reports, without expense to the requesting Member or Principal.

         12.9  Non-Disclosure.

         Any Member or Principal to which non-public information is furnished pursuant to this Agreement agrees to keep such information confidential and not to disclose such information, in any manner whatsoever, in whole or in part, and to use the degree of care that it uses with respect to its own confidential information to prevent disclosure of such information by its agents, representatives, or employees, in any manner whatsoever, in whole or in part, except that:

                  (a) each Member and Principal shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Member or Principal's investment in the Company,

                  (b) each Member and Principal shall be permitted to disclose such information to its Affiliates,

                  (c) Central shall be permitted to disclose such information to its lenders and to the other Borrowers, and each Borrower shall be permitted to disclose such information to its lenders;

                  (d) the Principals may use such information, as appropriate, in the preparation of their personal financial statements and other similar documents, which may then be disclosed by the Principals as they deem appropriate;

                  (e) each Member shall be permitted to disclose information to the extent required by law, including federal or state securities laws or regulations, or by the rules and regulations of any stock exchange or association on which securities of such Member or any of its Affiliates are traded, so long as such Member shall have first afforded the Company with a reasonable opportunity to contest the necessity of disclosing such information,

                  (f) each Member and Principal shall be permitted to disclose information to the extent necessary for the enforcement of any right or the performance of any obligation of such Member and Principal (including obligations of a Member in its capacity as Manager) arising under this Agreement,

                  (g) each Member and Principal shall be permitted to disclose information that is or becomes generally available to the public other than as a result of a disclosure by such Member or Principal, its agents, representatives, or employees, and

                  (h) each Member and Principal shall be permitted to disclose information that becomes available to such Member or Principal on a nonconfidential basis from a source (other than the Company, a Member, or their respective agents, representatives, and employees) that such Member or Principal believes is not prohibited from disclosing such information to such Member or Principal by a legal, contractual, or fiduciary obligation to the Company or either Member.

                       SECTION 13. AMENDMENTS AND WAIVERS

         13.1  Amendments to Operating Agreement.

                  (a) This Agreement may only be modified or amended with the consent of all the Members and the Principals.

                  (b) The Company shall prepare and file any amendment to the Certificate of Formation that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

         13.2  Waivers.

         The observance or performance of any term or provision of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) by the party entitled to the benefits of such term or provision, but no provision of this Agreement may be waived except by a written instrument specifically waiving such provision and executed by the party to be charged with such waiver, and no provision of this Agreement may be waived by Central without the prior written consent of the Principals in a written instrument specifically consenting to such waiver. No delay on the part of either Member in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of either Member of any right, power, or privilege under this Agreement operate as a waiver of any other right, power, or privilege under this Agreement, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege under this Agreement.

                        SECTION 14. STATUS OF PRINCIPALS

         14.1  Principals Not Members.

         The Principals are not members of the Company for purposes of the Act and shall have none of the rights of a member of a limited liability company under the Act, except to the extent that the Principals are afforded such rights under the express provisions of this Agreement.

         14.2  Provisions for the Benefit of Principals.

         The parties acknowledge that the Principals have a significant economic interest in the Company through their ownership of the Shareholders and are relying on the provisions of this Agreement to protect and preserve such interest. Accordingly, each provision of this Agreement is intended to be for the benefit of, and shall be enforceable by, the Principals.

         14.3  Assignment or Rights.

          None of the rights of any Principal under this Agreement may be assigned or otherwise transferred except, following the death of a Principal, pursuant to the laws of descent and distribution.

         14.4  Termination of Rights and Obligations.

         Notwithstanding any provision of this Agreement to the contrary, all rights of the Principals under this Agreement shall terminate at such time as the Principals cease to own, directly or indirectly, any interest in the Company.

         14.5  Actions by Principals.

         Any action to be taken by the Principals under this Agreement (including exercising any right, granting any consent or approval, making any election, or giving any notice) shall be taken by all of the Principals collectively, with the decision to take or to refrain from taking any such action being made by the Principals in such manner as they may agree upon among themselves. The Principals shall from time to time jointly designate one or more agents to execute on their behalf any instrument necessary to evidence any action taken collectively by the Principals under this Agreement. The Company and each Member shall be entitled to rely upon any instrument delivered to it under this Agreement and purporting to be (a) the joint designation by the Principals of any such agent or (b) an instrument executed by such agent to evidence any action taken collectively by the Principals under this Agreement, and may assume that any Person signing such instrument has been duly authorized to do so.

         14.6  Limited Recourse.

         Each party agrees that no Principal shall have any personal liability whatsoever under this Agreement, and any damages suffered by any party as a result of any failure of a Principal to perform his obligations under this Agreement, to the extent such party would be entitled to remedy therefor but for this Section 14.6, shall be satisfied, if at all, from the assets of Central.

                           SECTION 15. MISCELLANEOUS

         15.1 Captions.

         All article, section, or paragraph captions contained in this Agreement are for convenience only and shall not be deemed part of this Agreement.

         15.2  Pronouns; Singular and Plural Form.

         All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter as the identity of the Person or Persons referred to may require, and all words shall include the singular or plural as the context or the identity of Persons may require. The words "include," "includes," and "including" are not limiting.

         15.3  Further Action.

         Each Member agrees to execute, with acknowledgment or affidavit, if required, any documents and writings in furtherance of this Agreement, including
(a) amendments of this Agreement adopted pursuant to this Agreement, (b) any amendments, certificates, and other documents that the Company deems necessary or appropriate to qualify or continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct business or owns or plans to own property, and (c) all agreements, certificates, tax statements, tax returns, and other documents that may be required of the Company or its Members under applicable law.

         15.4  Entire Agreement.

         This Agreement contains the entire understanding among the parties and supersedes any prior understandings and agreements among them regarding the subject matter of this Agreement.

         15.5  Agreement Binding.

         This Agreement shall be binding upon the successors and assigns of the parties.

         15.6  Equitable Remedies.

         The rights and remedies of the parties under this Agreement are not mutually exclusive. Each of the parties confirms that damages at law may not always be an adequate remedy for a breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach of any provision of this Agreement, the respective rights and obligations under this Agreement shall be enforceable by specific performance, injunction, or other equitable remedy.

         15.7  Notices.

         All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, or (b) on the date of receipt (as shown on the return receipt) if mailed by registered or certified mail, postage prepaid and return receipt requested, or if sent by Federal Express or similar courier service, with all charges prepaid, in each case addressed to the Member or Principal at the address set forth on
Schedule I or at the last address furnished by the Member or Principal to the other parties by notice pursuant to this Section 15.7. Nothing in this Section
15.7 shall preclude the delivery of notices by appropriate means other than those described above, including telex or facsimile.

         15.8  Severability.

         If any provision or part of any provision of this Agreement shall be invalid or unenforceable in any respect, such provision or part of any provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provision of this Agreement.

         15.9  Counterparts.

         This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         15.10  Governing Law.

         This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Delaware (without regard to the choice of law provisions thereof).

         15.11  No Third-Party Beneficiaries.

         This Agreement is not intended to, and shall not be construed to, create any right enforceable by any Person that is not a party to this Agreement, including any creditor of the Company or of any of the Members or Principals.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

                        MEMBERS:

                        COAXIAL COMMUNICATIONS OF CENTRAL
                              OHIO, INC.

                        By: /s/
                            ------------------------------
                        Name:
                             -----------------------------
                        Title:
                              ----------------------------

                        INSIGHT HOLDINGS OF OHIO, LLC

                        By:      Insight Communications Company, L.P., its
                                      member

                        By:      ICC Associates, L.P., its general partner

                        By:      Insight Communications, Inc., its general
                                      partner

                        By: /s/
                           -------------------------------
                        Name:
                             -----------------------------
                        Title:
                              ----------------------------

                        PRINCIPALS:


                        /s/  Barry Silverstein
                        ----------------------------------
                        Barry Silverstein


                        /s/   Dennis McGillicuddy
                        ----------------------------------
                        Dennis McGillicuddy

                                /s/ D. Stevens McVoy
                                ______________________________
                                D. Stevens McVoy

                                   SCHEDULE I
                                       TO
                               OPERATING AGREEMENT

                            ADDRESSES OF THE PARTIES


                        Insight Holdings of Ohio, LLC
                        c/o Insight Communications, Inc.
                        126 E. 56th Street
                        New York, New York  10022

                        Coaxial Communications of Central
                                 Ohio, Inc.
                        c/o Coaxial Communications
                        5111 Ocean Boulevard
                        Suite C
                        Sarasota, Florida  34242

                        Barry Silverstein
                        c/o Coaxial Communications
                        5111 Ocean Boulevard
                        Suite C
                        Sarasota, Florida  34242

                        Dennis McGillicuddy
                        c/o Coaxial Communications
                        5111 Ocean Boulevard
                        Suite C
                        Sarasota, Florida  34242

                        D. Stevens McVoy
                        c/o Coaxial Communications
                        5111 Ocean Boulevard
                        Suite C
                        Sarasota, Florida  34242

                                   SCHEDULE II
                                       TO
                               OPERATING AGREEMENT

                   INITIAL MEMBERS OF THE MANAGEMENT COMMITTEE

1. Initial Representatives designated by a majority of the outstanding Voting Interests pursuant to Section 8.1(a):

                        Sidney R. Knafel
                        Michael S. Willner
                        Kim D. Kelly

2.       Initial Representative designated by the Principals pursuant to Section
         8.1(a):

                        Dennis J. McGillicuddy

                                  SCHEDULE III
                                       TO
                               OPERATING AGREEMENT

                      TERMS RELATING TO PREFERRED INTERESTS

         "Guaranteed Payment Amount" means $2,991,791.38.

         "Guaranteed Payment Date" means each February 15 and August 15 of each year.

         "Management Return Payment Date" means each February 15 and August 15 of each year.

         "Preferred A Distribution Date" means each February 15 and August 15 of each year.

         "Preferred A Rate" means ten percent per year; provided, however, that the Preferred A Rate shall be increased by the amount of any increase in the interest rate payable with respect to the Senior Notes pursuant to Section 4 of the Senior Notes Registration Rights Agreement, dated as of August 21, 1998.

         "Preferred B Distribution Date" means each February 15 and August 15 of each year.

         "Preferred B PIK Termination Date" means August 15, 2003.

         "Preferred B Rate" means twelve and seven-eighths percent per year; provided, however, that the Preferred B Rate shall be increased by the amount of any increase in the interest rate payable with respect to the Discount Notes pursuant to Section 4 of the Discount Notes Registration Rights Agreement, dated as of August 21, 1998.